As filed with the Securities and Exchange Commission on August 28, 2015

Registration No. 333-205446

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LDK Solar CO., Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

High-Tech Industrial Park, Xinyu City

Jiangxi Province 338032, People’s Republic of China

(86) 790 666-8000

(Address and telephone number of registrant’s principal executive office)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor, New York, New York 10017

212-750-6474

(Name, address, and telephone number of agent for service)

Copies to:

Timothy Li, Esq.

Sidley Austin LLP

Level 39, Two International Finance Centre

8 Finance Street, Central, Hong Kong

(852) 2509-7888

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, subject to market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box  ☐.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that will become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee(4)
5.535% Convertible Senior Notes due 2018(1)	—	$219,852,600	$25,547
Ordinary shares, par value $0.10 per share(2)		$29,000,000	$3,370
Ordinary shares, par value $0.10 per share(3)	1,200,000,000		—
Total			$28,917

(1)	The proposed maximum aggregate offering price of the notes includes the notes originally issued on December 17, 2014 and May 5, 2015 and additional notes issued as payment in kind pursuant to the terms of the notes, each as requested and additionally estimated as may be requested by selling securityholders to register hereunder for resale.
(2)	The proposed maximum aggregate offering price of the shares includes shares issued and outstanding and shares to be issued upon conversion of any interest on the notes to be paid in kind, as requested and estimated as may be requested by selling securityholders to register hereunder for resale. American depositary shares issuable upon deposit of the shares registered hereunder have been or will be registered under separate registration statements on Form F-6 (Registration Nos. 333-142899 and 333-171862), each as amended. Each American depositary share represents one ordinary share.
(3)	The proposed amount of shares registered hereunder represents ordinary shares to be issued by the registrant upon conversion of the notes registered hereunder pursuant to their terms. Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares issuable upon conversion of the notes registered hereunder because no additional consideration will be received in connection with the exercise of the conversion privilege.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act. Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the registration fee of $9,168 it previously paid in connection with its terminated offering subject to the registration statement on Form F-3 (Registration No. 333-182601) initially filed with the SEC on July 10, 2012 to offset the registration fee due under this registration statement. The net registration fee hereunder is $19,749. The registration of 5.535% Convertible Senior Notes due 2016 and related securities originally included herein will now be subject to a separate registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant will file a further amendment which specifically states that this Registration Statement will hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

LDK Solar CO., Ltd.

5.535% Convertible Senior Notes due 2018

and

ADSs Representing Ordinary Shares

We went into provisional liquidation on February 27, 2014 in anticipation of our inability to honor our payment obligations under the Rmb-denominated US$-settled 10% senior notes due 2014, or the 2014 senior notes, and our inability to honor the redemption rights of the holders of 240 million series A redeemable convertible preferred shares, par value $0.10 each, or the LDK Silicon preferred shares, of LDK Silicon & Chemical Technology Co., Ltd., or LDK Silicon. Provisional liquidation is a procedure available under the Cayman Islands law and Hong Kong law that we have used to protect our company from its creditors in order to allow our company an opportunity to reach a compromise or arrangement with its creditors. Our schemes of arrangement in the Cayman Islands and Hong Kong became effective on December 10, 2014 and, in connection with our schemes of arrangement, we have issued:

•	5.535% convertible senior notes due 2018, or the 2018 notes, in partial exchange and settlement for scheme claims of holders of the 2014 senior notes and of ordinary claimants;

•	5.535% convertible senior notes due 2016, or the 2016 notes, in partial exchange and settlement for scheme claims of holders of the LDK Silicon preferred shares; and

•	our ordinary shares, par value $0.10 each, to scheme claimants in partial exchange and settlement for their claims under our schemes of arrangement;

each as described in more detail under “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Provisional Liquidation” in our annual report on Form 20-F for the fiscal year ended December 31, 2014, or our 20-F for 2014, incorporated into this prospectus by reference. We will be required to issue additional ordinary shares to holders of the 2016 notes and the 2018 notes when they decide to convert any of these notes or any related interest installment into our ordinary shares pursuant to the indentures governing such notes.

This prospectus will be used by selling securityholders to resell their 2018 notes and/or our ordinary shares represented by American depositary shares, or ADSs, issuable upon conversion of any principal or interest of the 2018 notes and/or issued in connection with the 2018 notes under our schemes of arrangement. The selling securityholders to use this prospectus for resale also include our existing shareholders who have requested us to piggyback-register their holdings for such resale. Each ADS represents one ordinary share. We will not receive any proceeds from the sale by selling securityholders of their 2018 notes or our ordinary shares represented by the ADSs.

Our ADSs are currently not listed on any stock exchange and are quoted instead by the OTC Pink Limited Information under the symbol “LDKYQ.” On August 27, 2015, the closing sale price of our ADSs as quoted by the OTC Pink Limited Information was $0.09 per ADS.

Investing in the notes or our ordinary shares and ADSs involves a high degree of risk. You should read “Risk Factors ” in this prospectus and other risk factors incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2015.

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled “Where You Can Find Additional Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, any selling securityholder may from time to time sell any of our 2018 notes, our ADSs received as a result of the 2018 notes under our schemes of arrangement, including those converted from the 2018 notes, and our ADSs representing ordinary shares held by such selling securityholders. Each time any selling securityholder sells securities under this prospectus, we may provide a prospectus supplement or post-effectively amend the registration statement on Form F-3 or otherwise with specific or additional information about such securities and the offering, each in accordance with the relevant SEC rules and regulations. The prospectus supplement or the post-effectively amended registration statement may also add, update or change information contained in this prospectus. Before you invest in any of our securities, you should read both this prospectus, any prospectus supplement and any post-effectively amended registration statement, together with the additional information described under the section entitled “Where You Can Find More Information About Us” and the additional information we have incorporated or will incorporate by reference into this prospectus as explained in the section entitled “Incorporation of Certain Documents by Reference” below.

i

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our 20-F for 2014, filed with the SEC on May 11, 2015;

•	our periodic report on Form 6-K (excluding attachment) submitted to the SEC on June 25, 2015 relating to our appointment of new Chairman and additional directors;

•	our periodic report on Form 6-K (excluding attachment) submitted to the SEC on July 23, 2015 relating to our annual general meeting results; and

•	all our future annual reports on Form 20-F and our reports on Form 6-K to the extent filed with the SEC or any portion of such reports that we indicate is incorporated by reference into this prospectus, until all of the securities offered by this prospectus are sold.

Unless expressly incorporated by reference, nothing in this prospectus will be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to LDK Solar CO., Ltd., High-Tech Industrial Park, Xinyu City, Jiangxi Province 338032, People’s Republic of China, Attn: Company Secretary, Tel. No. +86 790 666 8000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference and any related prospectus supplement include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. These forward-looking statements include, without limitation, statements relating to:

•	prospects of the implementation of our restructuring offshore China;

•	prospects of continued standstill and forbearance by our creditors onshore China with respect to their lendings to us over the years;

•	prospects of the restructuring of our indebtedness onshore China;

•	any dilutive effect of the convertible securities on our capital structure and the ADS trading price;

•	our goals and strategies;

•	impact and likely consequences of the current and on-going fluctuating photovoltaic, or PV, market and overall global economic development on the PV market and on our businesses;

•	our future business development, results of operations and financial condition;

•	expected growth of and changes in the PV industry, solar power industry and renewable energy industry;

•	our ability to maintain and streamline our position as a leading vertically integrated manufacturer of PV products;

•	our ability to maintain a strong relationship with any particular supplier or customer;

•	effect of competition on demand for and price of our products;

•	determination of the fair value of our ordinary shares, ADSs, and equity-linked securities, such as the 2016 notes and the 2018 notes;

•	any government subsidies and economic incentives to us or to the PV industry;

•	Chinese governmental policies regarding foreign investments;

•	prospects of our capital market financings, including our debt re-financings;

•	other risks described in our filings with the SEC; and

•	risks identified under “Item 3. Key Information — D. Risk Factors” in our 20-F for 2014 or our most recent annual report on Form 20-F.

This prospectus, the documents incorporated by reference, any related prospectus supplement and any related free writing prospectus also contain or incorporate by reference data related to the solar power market in several countries, including China. Such market data, mostly from independent solar energy industry research companies, includes projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may materially and adversely affect our business and the market price of our ADSs as well as the 2016 notes and 2018 notes. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus, the documents incorporated by reference and any related prospectus supplement relate only to events or information as of the date on which the statements are made or, if obtained from third-party studies or reports, the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Relating to Our Company and Our Industry

See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our Company and Our Industry” in our 20-F for 2014 as may be updated by our subsequent filings under the Exchange Act.

Risks Relating to Business Operations in China

See “Item 3. Key Information — D. Risk Factors — Risks Relating to Business Operations in China” in our 20-F for 2014 as may be updated by our subsequent filings under the Exchange Act.

Risks Relating to Our ADSs, ordinary shares and Equity-linked Securities

See “Item 3. Key Information — D. Risk Factors — Risks Relating to Our ADSs, Shares and Equity-linked Securities” in our 20-F for 2014 as may be updated by our subsequent filings under the Exchange Act.

Risks Relating to Our 2018 Notes

Our 2018 notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

Our 2018 notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of December 31, 2014, our subsidiaries had approximately $2,839 million of short-term and long-term bank borrowings to which these notes would be structurally subordinated. Substantially all of our operations are conducted through our subsidiaries. None of our subsidiaries has guaranteed or otherwise become obligated with respect to these notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the 2018 notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. As described in our consolidated financial statements, we are unable to generate sufficient operating cash flow to service our onshore indebtedness. Unless we successfully restructure our onshore indebtedness, this situation may continue. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on our 2018 notes.

We have made only limited covenants in the indenture governing the 2018 notes, and these limited covenants may not protect your investment.

The indenture governing our 2018 notes, or the 2018 indenture, does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness that would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the ordinary shares of our subsidiaries held by us;

•	restrict our ability to repurchase our securities; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our ordinary shares, including ADSs or other securities ranking junior to the notes.

Although the 2018 indenture restricts our ability to pledge our assets or those of our subsidiaries, it contains limited protections in the event of a change in control, a change of our capital structure due to acquisitions, refinancings or recapitalizations, or any other transaction that adversely affects the value of the 2018 notes, our ordinary shares and our ADSs.

We may be unable to raise the funds to pay interest on the 2018 notes or at maturity.

The 2018 notes bear interest semi-annually at a rate of 5.535% per annum, and we may not be able to pay such interest as they become due. For the first interest installment due and payable on June 17, 2015 with respect to both the 2018 notes and the 2016 notes, we utilized the option allowed us in the governing indentures to pay such interest in kind, i.e. to simply mark up our principal under each of our 2018 notes and 2016 notes, although the noteholders have an option to convert their interest installment into our ordinary shares. We are also obligated to pay the principal amount of these notes outstanding at their respective maturity dates, although our 2016 notes provide an optional mechanism to allow the parties to extend their maturity. Unless we have sufficient funds to pay the principal and interest of our 2018 notes and 2016 notes as they fall due, we may be forced to continue to utilize the optional mechanism in the indentures to pay such interest and even principal with our ordinary shares on the basis of their then market price. If we fail to pay interest on or principal of our 2018 notes and 2016 notes in cash or in kind, we will be in default under the indentures governing the notes.

We are subject to change of control from time to time.

As we have disclosed in “Item 3. Key Information — D. Risk Factors — Risks Relating to Our ADSs, Shares and Equity-linked Securities — The offshore restructuring transactions completed under our schemes of arrangement will cause significant dilution to the equity ownership of our shareholders, which may materially and adversely affect the market price of our ADSs and equity-linked securities” in our 20-F for 2014, since a number of the holders of our 2016 notes and 2018 notes possess power to convert such notes into our equity and cause a change of control in our shareholding structure, we are placed under a constant and significant threat that a change of control may occur as a result of the conversions by any such substantial noteholder. You should carefully follow and review the our shareholding structure from time to time in assessing our change of control risk. In addition, as we have disclosed in the 20-F for 2014, we continue to maintain a significant amount of indebtedness onshore China. It remains a strategy of ours under the circumstances to restructure our onshore indebtedness in order to regain our ability to compete effectively and efficiently in the marketplace. If a portion of such indebtedness is converted into equity in a restructuring onshore China, it could effect a change of control at our offshore level or even at our onshore subsidiary level, depending on the eventual restructuring we undertake or could agree with our onshore lenders.

Under such circumstances, each of the significant or potentially significant shareholders may have substantial control over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, dividend policy and other significant corporate actions. They may take actions that are not in the best interest of our company or our other shareholders and securities holders.

Our equity ownership is subject to considerable and imminent dilution.

Due to limited cash flow for us to settle claims of our scheme claimants during our provisional liquidation, we had to issue a significant amount of convertible securities in the form of 2016 notes and 2018 notes in our offshore restructuring. These notes use a volume-weighted average price, or VWAP, to calculate their conversion price and, as a result, our shareholding structure will be subject to significant dilution going forward given the relatively low trading prices of our ADSs at present. Depending on the VWAP at any relevant time that our noteholders will use for the conversion of their notes, the dilutive effect due to an otherwise insignificant amount of conversions could be significant. In addition, although our 2016 notes and 2018 notes contain some restrictions on the amount they may convert on an annual and quarterly basis, such restrictions will disappear by April 1, 2016. The potential dilution on the equity interest of our shareholders may significantly increase at any time subsequent to March 31, 2016, and the trading prices of our ordinary shares, ADSs and equity-linked securities, including the 2016 notes and 2018 notes, will be subject to significant downward pressure.

As we disclosed in our 20-F for 2014, any issuance by us of equity or equity-linked securities in the future will also dilute the interests of our existing shareholders, including holders of our 2016 notes or 2018 notes who have received ADSs upon conversion of their notes.

The trading price for the 2018 notes could be directly affected by the market prices of our ADSs, which are impossible to  predict.

The market price of our ADSs experienced, and may continue to experience, significant volatility. Since the suspension of trading of our ADSs on the New York Stock Exchange on February 21, 2014, the closing price of our ADSs as quoted on the OTC Pink Limited Information ranged from $0.89 to $0.06 per ADS. Because our 2016 notes and 2018 notes are convertible into our ADSs, volatility in the price of our ADSs may depress the trading price of the 2018 notes and impact the willingness and timing of the noteholders to convert the 2018 notes into our equity. As we have disclosed in our 20-F for 2014, numerous factors, including many over which we have no control, may have a significant impact on the market price of our ADSs and the value of your investment in our securities.

The price of our ADSs could also be affected by possible sales of our ADSs by investors who view the 2018 notes as a more attractive means of obtaining equity participation in our company and by hedging or arbitrage trading activity that may develop involving our 2018 notes.

If you hold our 2018 notes, you are not entitled to any rights with respect to our ADSs, but you are subject to all changes made with respect to our ADSs.

If you hold our 2018 notes, you are not entitled to any rights with respect to our ADSs (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ADSs), but you are subject to all changes affecting the ADSs. You will only be entitled to rights on the ADSs if and when we deliver ADSs to you when you convert the 2018 notes in principal or interest. For example, in the event that an amendment is proposed to our constitution requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the ADSs, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any resulting changes in the powers, preferences or special rights that affect our ADSs.

An active and liquid trading market for the 2018 notes may not develop, and the market price of the notes may decline and you may be unable to sell your notes.

There is currently no public market for the 2018 notes, and no active trading market may ever develop. If the notes are traded, they may trade at a discount from their face value, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our ADSs, our performance and financial condition, and other factors. In addition, we do not know whether an active trading market will develop for the notes, as they are not listed on any securities exchange. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

The liquidity of any market for the 2018 notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the 2018 notes may not ever develop, and you may be unable to resell your notes or may only be able to sell them at a substantial discount.

You should consider the U.S. federal income tax consequences, and tax consequences of other relevant jurisdictions, of owning 2018 notes.

There are consequences in owning any of the 2018 notes under the U.S. federal income tax laws and tax laws of other relevant jurisdictions. See “Taxation — Material U.S. Federal Income Tax Considerations” below. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences as well as tax consequences of your relevant jurisdictions resulting from your ownership and the conversion of the 2018 notes.

        As we have disclosed in our 20-F for 2014 under “Item 3. Key Information — D. Risk Factors — Risks Relating to Business Operations in China — We may be treated as a Chinese resident enterprise for income tax purposes, which may subject us to Chinese income tax on our worldwide income,” there exists significant uncertainty under the EIT Law and its implementation rules whether we, with a Cayman Island holding structure, will or will not be considered a Chinese resident enterprise for income tax purposes, as the Chinese tax authorities will look at the location of our “de facto management body” in such determination. The relevant Chinese EIT Law implementation rules define the term “de facto management body” as a management body that exercises material and overall management control over the business, personnel, accounts and properties of an enterprise. We hold our shareholders’ meetings and our board meetings both inside and outside mainland China, although we keep our register of shareholders outside mainland China. Most of our directors and members of our senior management are currently based inside mainland China and we keep our books of account inside mainland China. The Chinese tax authorities have not informed us that we are or are not a Chinese resident enterprise under the Chinese tax law, although we have all-along taken the position that we are not such a Chinese resident enterprise. We cannot assure you therefore that the Chinese tax authorities will agree with our position. Due to this uncertainty on our Chinese tax status, our disclosure under “Taxation — People’s Republic of China Taxation” below is necessarily subject to such uncertainty. As the 2018 notes and the 2018 indenture permit us to withhold any Chinese tax to the extent required by the Chinese law, we are still discussing with the relevant Chinese tax authorities on our status and the related requirement or non-requirement and/or extent of any withholding Chinese tax from any payment we make in cash or in shares to holders of the 2018 notes. If we are treated as a Chinese resident enterprise under the Chinese tax law, your investment in the 2018 notes could encounter significant adverse tax consequences, and its value could be materially and adversely affected.

USE OF PROCEEDS

All sales of the 2018 notes, ADSs, including our ordinary shares underlying the ADSs, issuable upon conversion of any principal or interest relating to such notes, and ADSs representing ordinary shares held by any selling securityholders under this prospectus will be by or for the accounts of such selling securityholders, whose details are listed in the section entitled “Selling Securityholders” in this prospectus. We will not receive any proceeds from any sale by any selling securityholder of any such securities. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the securities under this prospectus, but will pay any commissions, discounts and other compensation to broker-dealers through whom any of them sells such securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of (loss) earnings before income taxes, plus fixed charges, reduced by the amount of capitalized interest. Fixed charges consist of interest expense and amortization of discount on exchangeable notes, whether expensed or capitalized.

	Year Ended December 31,
	2012	2013	2014

Ratio of earnings to fixed charges	(298)%	(519)%	27%

DESCRIPTION OF THE NOTES AND ADSs

We went into provisional liquidation on February 27, 2014 when the Grand Court of the Cayman Islands, or the Cayman court, appointed joint provisional liquidators, or the JPLs, pursuant to a winding-up petition we filed with the Cayman court on February 21, 2014 on grounds of insolvency in anticipation of our inability to honor our payment obligations under the 2014 senior notes and our inability to honor the redemption rights of the holders of 240 million LDK Silicon preferred shares. In collaboration with the JPLs, our schemes of arrangement in the Cayman Islands and Hong Kong received approval from our scheme creditors in the Cayman Islands and Hong Kong and were further sanctioned by the Cayman court on November 7, 2014 and by the High Court of Hong Kong on November 18, 2014. Our schemes of arrangement became effective on December 10, 2014. In connection with our schemes of arrangement, we have issued the 2016 notes, the 2018 notes and ordinary shares to scheme claimants in partial exchange and settlement for their claims under our schemes of arrangement. You may refer to “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Provisional Liquidation” in our 20-F for 2014 for more information relating to our provisional liquidation.

We issued the 2018 notes under the 2018 indenture dated as of December 10, 2014 by and among us, as issuer, The Bank of New York Mellon, London Branch, as trustee, or the 2018 indenture trustee, and as paying and conversion agent, and The Bank of New York Mellon (Luxembourg) S.A., as transfer agent and registrar.

We also entered into a registration rights agreement dated as of December 10, 2014, pursuant to which we agreed, for the benefit of the holders of our 2016 notes, 2018 notes and our shareholders to the extent they received our ordinary shares in connection with our schemes of arrangement, to file a shelf registration statement with the SEC covering resales of notes as well as our ordinary shares whether issuable upon conversion of these notes or issued in connection with such schemes of arrangement.

The following summary of the terms of the 2018 notes, the 2018 indenture, and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the 2018 notes, the 2018 indenture, the registration rights agreement and those provisions made part of the 2018 indenture by reference to the Trust Indenture Act of 1939, as amended, or the TIA. We have filed, or incorporated by reference, these agreements as exhibits to the registration statement on Form F-3 relating to the securities covered by this prospectus, and they are also available for inspection at the offices of the 2018 indenture trustee. Those documents, and not this description, define your legal rights as a holder of the 2018 notes and certain of your rights as a shareholder as a result of the schemes of arrangement.

2018 Notes

We issued $267,182,300 in aggregate principal amount of the 2018 notes, including initial aggregate principal amounts of $264,458,500 and $2,723,800, respectively, in partial exchange and settlement for scheme claims of holders of the 2014 senior notes and of ordinary claimants under our schemes of arrangement. The aggregate principal amount of the 2018 notes, unless converted into our ordinary shares, is subject to increases from time to time when we decide to pay in kind, rather than in cash, any interest installment, to the extent holders of the 2018 notes choose not to convert any such interest paid in kind into our ordinary shares.

In addition, the 2018 notes:

•	are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness;

•	are denominated in integral multiples of $1.00 of principal amount, without coupons;

•	bear interest at an annual rate of 5.535% from and including their issuance date of December 17, 2014, payable in cash or in kind semi-annually in arrears on June 17 and December 17 of each year, beginning on June 17, 2015, to holders of record at the close of business on the preceding June 2 and December 2, respectively;

•	mature on December 31, 2018;

•	are not redeemable in whole or in part by us prior to their maturity date;

•	are convertible, subject to certain conditions, into our ordinary shares or ADSs at any time prior to (and excluding) the maturity date at a conversion price calculated on the basis of volume-weighted average closing price of our ADSs; and

•	are issued in book-entry form through the facilities of Euroclear and Clearstream for the accounts of their respective participants.

Interest Payment

The 2018 notes bear interest at an annual rate of 5.535% from and including the issuance date of December 17, 2014 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to (but excluding) the next interest payment date or their maturity date, as the case may be. Interest is payable semi-annually in arrears on June 17 and December 17 of each year, beginning on June 17, 2015. Unless any of the 2018 notes has previously been converted, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding June 2 and December 2, respectively, either in cash or in kind (by adding the interest amount to the principal of the 2018 notes) as elected by us; provided that holders of the 2018 notes may elect to convert any such interest installment that we have chosen to pay in kind into our ordinary shares or ADSs instead.

To facilitate your election to convert each interest installment we choose to pay in kind, we will first issue a temporary global note under a temporary ISIN and common code for such interest installment. Any interest installment conversion that you choose to make will be deducted from the principal amount of the temporary global note. Subsequent to the completion of such interest installment conversion, the temporary global note will be cancelled and the remaining principal amount of the temporary global note will be combined with the original 2018 notes global certificate by an increase in the aggregate principal amount of original global certificate for the 2018 notes pursuant to the 2018 indenture.

Interest on the 2018 notes is computed on the basis of a 360-day year consisting of twelve 30-day months; provided, however, that we may choose to pay any interest installment in kind as provided in the 2018 indenture, other than the interest installment payment that is due on the maturity date. Any such interest amount paid in kind will be considered principal for all purposes and will bear interest at the rate then applicable to the 2018 notes.

Upon conversion of any 2018 note, no payment or adjustment will be made for any accrued interest on such 2018 note or for any dividend on ordinary shares deposited for the issuance of ADSs; provided that such accrued and unpaid interest to the conversion date will be deemed to have been paid in full with the ordinary shares or ADSs issued upon conversion, rather than cancelled, extinguished or forfeited. If any holder converts a 2018 note after the close of business on the record date for the payment of an interest installment and prior to the related interest payment date, then, notwithstanding such conversion, the interest payable with respect to such 2018 note on such interest payment date will continue to be paid on such interest payment date to the holder of record at the close of business on such record date; provided, however, that, such 2018 note, when surrendered for conversion, must be accompanied by payment in cash to our specified account of an amount equal to the interest payable on such interest payment date on the 2018 note so converted.

Conversion Right

If the conditions for conversion of the 2018 notes, including those described under “— Conversion Procedures,” are satisfied, holders of 2018 notes may, at any time prior to (and excluding) the maturity date, convert their 2018 notes in integral multiples of $1.00 of principal amount at VWAP for the 20-trading-day period immediately prior to the date of the conversion request:

•	subject to an aggregate annual conversion limit of $62.5 million in aggregate principal amount of the 2018 notes and an aggregate quarterly conversion limit of $20 million in aggregate principal amount of the 2018 notes between April 1, 2015 and March 31, 2016, both days inclusive;

•	without any limit on the amount of conversion if converted at any time after March 31, 2016; and

•	with any such conversion not to fall below the par value of our ordinary shares, currently at $0.10 each.

VWAP for the 20-trading-day period, as applicable to the 2018 notes, means the volume-weighted average price per ADS during the 20-trading-day period immediately prior to the reference date, as displayed on Bloomberg in respect of each VWAP trading day during the relevant period, calculated to reflect the then-existing ratio between ADSs and our ordinary shares.

We will not issue a fractional share or ADS and instead will pay a cash adjustment for any fractional share or ADS to the extent such a fractional share or ADS is valued equal to or greater than $10 based on VWAP for the 20-trading-day period immediately preceding the reference date. For the avoidance of doubt, a holder of 2018 notes is deemed to have waived the right to receive any cash in lieu of any fractional share or ADS upon each conversion of a 2018 note, if such fractional share or ADS is valued to be less than $10 according to such calculation. Neither will we make any payment or other adjustment on conversion with respect to any accrued interest on the 2018 notes, if the holder has elected to convert any interest installment paid in kind into our ordinary shares or ADSs, for the period from, and including, the interest payment date or conversion date to the time allowed under the 2018 notes or in the 2018 indenture for us to issue ordinary shares or ADSs.

If the number of our ordinary shares represented by the ADSs is changed, we will make appropriate adjustment to the conversion rate such that the number of our ordinary shares represented by the ADSs into which the 2018 notes are convertible remains the same as calculated on the basis of the relevant VWAP for the 20-trading-day period.

In accordance with the amended and restated deposit agreement, dated as of December 16, 2014, by and among us, JPMorgan Chase Bank, N.A., as depositary, and the owners and beneficial owners of our ADSs, we have undertaken to deliver to the custodian thereunder, such ordinary shares required for the issuance of the American depositary receipts, evidencing ADSs, by the depositary upon conversion of the 2018 notes, plus written delivery instructions (if requested by the depositary or the custodian) for such ADSs and any other information or documentation required by the depositary or the custodian in connection with each deposit of ordinary shares and issuance and delivery of ADSs. The delivery of ADSs by the depositary to holders upon conversion of their 2018 notes or their designated transferees will be governed by the terms of such deposit agreement. See “Item 12 — Description of Securities Other Than Equity Securities — American Depositary Shares” in our 20-F for 2014 for additional information. Unless a holder of 2018 notes must receive restricted ordinary shares upon conversion pursuant to the Securities Act, we expect any newly issued unrestricted ADSs to be accepted into the book-entry system maintained by DTC, and no person receiving ADSs will receive or be entitled to receive physical delivery of unrestricted ADSs, except in the limited circumstances set forth in the deposit agreement.

Conversion Procedure

As our 2018 notes have been issued in book-entry form through the facilities of Euroclear and Clearstream for the accounts of their respective participants and you will hold a beneficial interest in the global security, you must comply with the then-applicable conversion program procedures of Euroclear and Clearstream for converting a beneficial interest in the global security and, if required, pay funds equal to interest payable on the next interest payment date.

To convert any certificated 2018 note or any interest installment paid in kind as permitted under the 2018 indenture, a holder must:

•	complete and manually sign a conversion notice on the back of the 2018 note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the 2018 note to the conversion agent during normal business hours;

•	furnish appropriate endorsements and transfer documents, if required;

•	if required, furnish written acknowledgements, certifications and agreements in connection with the issuance of ordinary shares or ADSs by the ADS depositary upon deposit of our ordinary shares;

•	pay fees to the ADS depositary in connection with the conversion from ordinary shares to ADSs;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	if applicable, pay any tax or duty as required pursuant to the 2018 notes or the 2018 indenture.

The 2018 note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this date as the “conversion date.”

If the last day on which a 2018 note may be converted is a legal holiday in the place where the conversion agent is located, the 2018 note may be surrendered to the conversion agent on the next succeeding day that is not a legal holiday.

If a holder converts its 2018 notes, we will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue, if any, of ordinary shares upon the conversion. However, such holder will pay any tax or duty which is due because the holder requests the ordinary shares to be issued in a name other than such holder’s own name. We may refuse to deliver any certificate representing the ordinary shares to be issued in a name other than such holder’s own name until we receive certification in writing that all such taxes and duties have been paid.

Please note that our company secretary, currently Elite Global Secretaries Limited, an Offshore Incorporations Limited company, will also require certain know-your-client documents for their administrative purposes before the company secretary will deliver the relevant share certificate representing your converted ordinary shares or ADSs.

Adjustment to Conversion Rate

Subject to the 2018 indenture, we will adjust the conversion rate for converting any principal of, or interest installment on, the 2018 notes from time to time as follows:

(1) In case we issue ordinary shares as a dividend or distribution to holders of all or substantially all of our outstanding ordinary shares, or effect a share split or share combination of our ordinary shares, such conversion rate will be adjusted based on the following formula:

CR’ = CR(0) ×	OS’
OS(0)

where,

CR0 = the conversion rate in effect immediately prior to (but excluding) the “ex-date” for such dividend or distribution or immediately prior to (but excluding) the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the “ex-date” for such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be;

OS(0) = the number of ordinary shares outstanding immediately prior to (but excluding) the “ex-date” for such dividend or distribution or immediately prior to (but excluding) the effective date of such share split or combination, as the case may be; and

OS’ = the number of ordinary shares outstanding immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Such adjustment will become effective immediately after 9:00 a.m., New York City time, on the “ex-date” fixed for such dividend or distribution, or the effective date for such share split or share combination. If any dividend or distribution of the type is declared but not so paid or made, or the outstanding ordinary shares are not split or combined, as the case may be, such conversion rate will be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or split or combine the outstanding ordinary shares, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared.

(2) In case we distribute to all or substantially all holders of our outstanding ordinary shares rights, warrants or options entitling them (for a period expiring within 45 days after the record date for such distribution) to subscribe for or purchase ordinary shares (directly or in the form of ADSs) at a price per share less than the VWAP for the 20-trading-day period immediately preceding the declaration date of such distribution, such conversion rate will be adjusted based on the following formula:

CR’ = CR(0) ×	OS(0) + X
OS(0) + Y

where,

CR(0) = the conversion rate in effect immediately prior to (but excluding) the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex-date” for such distribution;

OS(0) = the number of ordinary shares outstanding immediately prior to (but excluding) the “ex-date” for such distribution;

X = the total number of ordinary shares issuable (directly or in the form of ADSs) pursuant to such rights, warrants or options; and

Y = the number of ordinary shares equal to (A) the aggregate price payable to exercise such rights, warrants or options divided by (B) the VWAP for the 20-trading-day period, on a per-ordinary share basis, immediately preceding the “ex-date” for such distribution.

Such adjustment will be successively made whenever any such rights, warrants or options are distributed and will become effective immediately after the opening of business on the “ex-date” for such distribution. We will not issue any such rights, warrants or options in respect of ordinary shares held in treasury by us. To the extent that ordinary shares are not delivered after the expiration of such rights, warrants or options, such conversion rate will be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of ordinary shares actually delivered (directly or in the form of ADSs). If such rights, warrants or options are not so issued, such conversion rate will again be adjusted to be the conversion rate that would then be in effect if such distribution had not been made.

In determining whether any rights, warrants or options entitle the holders to subscribe for or purchase ordinary shares (directly or in the form of ADSs) at less than such VWAP for the 20-trading-day period, and in determining the aggregate offering price of such ordinary shares, there will be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3) In case we, by dividend or otherwise, distribute to all or substantially all holders of our ordinary shares any of our share capital (other than ordinary shares covered by paragraph (1) above), evidences of our indebtedness or our other assets or property (including securities, but excluding dividends and distributions covered by paragraph (2) or paragraph (4) below and distributions described in this paragraph (3) with respect to spin-offs), or collectively referred to as the distributed property, then, in each such case such conversion rate will be adjusted based on the following formula:

CR’ = CR(0) ×	SP(0)
SP(0) - FMV

where,

CR(0) = the conversion rate in effect immediately prior to (but excluding) the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex-date” for such distribution;

SP(0) = the VWAP for the 20-trading-day period, on a per-ordinary share basis, immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value of the distributed property with respect to each outstanding ordinary share on the “ex-date” for such distribution.

Such adjustment will become effective immediately prior to the opening of business on (but excluding) the “ex-date” for such distribution; provided that, if FMV as set forth above is equal to or greater than SP(0) as set forth above, in lieu of the foregoing adjustment, adequate provision will be made so that each holder of 2018 notes has the right to receive, for each $1,000 principal amount of the 2018 notes, the amount of distributed property such holder would have received had such holder owned a number of ordinary shares equal to the conversion rate on the record date for such distribution multiplied by the number of ordinary shares, whether represented by ADSs, without being required to convert the 2018 notes. If such distribution is not so paid or made, the conversion rate will again be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. If our board of directors determines FMV for purposes of this paragraph (3) by reference to the actual or when-issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the VWAP for the 20-trading-day period immediately preceding the “ex-date” for such distribution.

With respect to an adjustment pursuant to this paragraph (3) where there has been a payment of a dividend or other distribution on the ordinary shares in shares of any class or series, or similar equity interest, in the share capital of or relating to our subsidiary or other business unit, i.e. a spin-off, the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR(0) ×	FMV(0) + MP(0)
MP(0)

where,

CR(0) = the conversion rate in effect immediately prior to the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the 10th trading day immediately following the effective date of the spin-off;

FMV(0) = the fair market value of the shares or similar equity interest distributed to holders of ordinary shares applicable to one ordinary share immediately following, and including, the effective date of the spin-off; and

MP(0) = the VWAP for the 20-trading-day period, on a per-ordinary share basis, immediately following, and including, the effective date of the spin-off.

Such adjustment will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references with respect to the spin-off to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date (or interest payment date in the case of a conversion of an interest installment) in determining the applicable conversion rate.

Rights, warrants or options we distribute to all holders of ordinary shares, entitling such holders to subscribe for or purchase ADSs or shares of our share capital, including ordinary shares (either initially or under certain circumstances), which rights, warrants or options, until the occurrence of a specified event or events, or trigger event: (i) are deemed to be transferred with such ordinary shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of ordinary shares, will be deemed not to have been distributed for purposes of this provision (and no adjustment to the conversion rate under this provision will be required) until the occurrence of the earliest trigger event, whereupon such rights, warrants and options will be deemed to have been distributed and an appropriate adjustment (if any is required) to the conversion rate will be made under this paragraph (3). If any such rights, warrants or options are subject to events, upon the occurrence of which such rights, warrants or options become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and record date with respect to new rights, warrants or options with such rights (and a termination or expiration of the existing rights, warrants or options without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, warrants or options, or any trigger event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the conversion rate under this paragraph (3) was made, (a) in the case of any such rights, warrants or options that will all have been redeemed or repurchased without exercise by any holders thereof, the conversion rate will be readjusted upon such final repurchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder or holders of ordinary shares with respect to such rights, warrants or options (assuming such holder had retained such rights, warrants or options), made to all holders of ordinary shares as of the date of such repurchase, and (b) in the case of such rights, warrants or options that will have expired or been terminated without exercise by any holders thereof, the conversion rate will be readjusted as if such rights, warrants and options had not been issued.

For purposes of this paragraph (3) and paragraphs (1) and (2) above, any dividend or distribution to which this paragraph (3) is applicable that also includes ordinary shares to which paragraph (1) applies or rights, warrants or options to subscribe for or purchase ordinary shares (directly or in the form of ADSs) to which paragraphs (1) and/or (2) apply, will be deemed instead to be (a) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such ordinary shares or rights, warrants or options, to which this paragraph (3) applies (and any conversion rate adjustment required by this paragraph (3) with respect to such dividend or distribution will then be made) immediately followed by (b) a dividend or distribution of such ordinary shares or such rights, warrants or options (and any further conversion rate adjustment required by paragraphs (1) and (2) with respect to such dividend or distribution will then be made), except (A) the “ex-date” of such dividend or distribution will under this paragraph (3) be substituted as the “ex-date” within the meaning of paragraphs (1) and (2) and (B) any ordinary shares included in such dividend or distribution will not be deemed “outstanding immediately prior to (but excluding) the “ex-date” for such dividend or distribution or immediately prior to (but excluding) the effective date of such share split or combination, as the case may be” within the meaning of paragraph (1) or “outstanding immediately prior to (but excluding) the “ex-date” for such distribution” within the meaning of paragraph (2).

(4) In case we pay dividends or make distributions consisting exclusively of cash to all or substantially all holders of our ordinary shares, the conversion rate will be adjusted based on the following formula:

CR’ = CR(0) ×	SP(0)
SP(0) - C

where,

CR(0) = the conversion rate in effect immediately prior to (but excluding) the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the “ex-date” for such distribution;

SP(0) = the VWAP for the 20-trading-day period immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per ordinary share distributed to the holder thereof in such distribution.

Such adjustment will become effective immediately after the opening of business on the “ex-date” for such dividend or distribution; provided that if the portion of the cash so distributed applicable to one ordinary share is equal to or greater than SP(0) as set forth above, in lieu of the foregoing adjustment, adequate provision will be made so that each holder of 2018 notes will receive on the date on which such cash dividend is distributed to holders of ordinary shares the amount of cash such holder of 2018 notes would have received had such holder of 2018 notes owned a number of ordinary shares equal to the conversion rate on the “ex-date” for such distribution, without being required to convert its 2018 notes. If such dividend or distribution is not so paid or made, the conversion rate will again be adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) In case we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for all or any portion of the ordinary shares, whether represented by ADSs, to the extent that the cash and value of any other consideration included in the payment per ordinary share, exceeds the VWAP for the 20-trading-day period, on a per-ordinary share basis, next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the conversion rate will be increased based on the following formula:

CR’ = CR(0) ×	AC + (SP’ x OS’)
OS(0) × SP’

where,

CR(0) = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors paid or payable for the ordinary shares purchased (directly or in the form of ADSs) in such tender or exchange offer;

OS(0) = the number of ordinary shares outstanding immediately prior to (but excluding) the date such tender or exchange offer expires;

OS’ = the number of ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the VWAP for the 20-trading-day period, on a per-ordinary share basis, next succeeding the date such tender or exchange offer expires.

Such adjustment will become effective immediately after close of business on the trading day next succeeding the date such tender or exchange offer expires. If we or our subsidiary are obligated to purchase ordinary shares pursuant to any such tender or exchange offer, but we or our subsidiary are permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the conversion rate will again be adjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had only been made in respect of the purchases that had been effected.

No adjustment to the conversion rate will be made if the application of any of the foregoing formulas (other than in connection with a share combination of ordinary shares) would result in a decrease in the conversion rate.

For purposes of the above paragraphs relating to adjustment of the conversion rate, the term “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of ordinary shares have the right to receive any cash, securities or other property or in which the ordinary shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

The term “ex-date,” (i) when used with respect to any issuance or distribution, means the first date on which the ADSs trade the regular way on the relevant exchange or in the relevant market from which the VWAP for the 20-trading-day period was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any share split or combination of ordinary shares, means the first date on which the ADSs trade the regular way on such exchange or in such market after the time at which such share split or combination becomes effective, and (iii) when used with respect to any tender offer or exchange offer, means the first date on which the ADSs trade the regular way on such exchange or in such market after the expiration time of such tender offer or exchange offer (as it may be amended or extended).

(6) Without prejudice to the right of holders of 2018 notes, notwithstanding any adjustment of the conversion rate pursuant to the above paragraphs, if and whenever we will make any offer, issue, grant, sale, exercise, conversion, exchange and/or modification of rights (other than as contemplated in our schemes of arrangement), the conversion rate will be adjusted to the lower of:

•	the conversion rate resulting from an adjustment pursuant to any of the foregoing provisions (if applicable); and

•	the lowest price per share in connection with the relevant offer, issue, grant, sale, exercise, conversion, exchange and/or modification of rights,

provided that, for the avoidance of doubt, any adjustments made to the conversion rate pursuant to this paragraph (6) will only be downward adjustments. Such adjustment will become effective on the date from which the relevant adjustment would take effect.

(7) Without prejudice to the right of holders of 2018 notes, any adjustment made to the conversion rate pursuant to any of the foregoing provisions will only be downward adjustment on the basis of the then relevant VWAP for the 20-trading-day period on a per-ordinary share basis.

(8) In any case in which any of the above adjustments to conversion rate provides that an adjustment will become effective immediately after (1) the “ex-date” for an event or (2) the last date on which tenders or exchanges may be made pursuant to any tender or exchange offer under paragraph (5) above, or an adjustment determination date, we may elect to defer until the occurrence of the applicable adjustment event (as defined below) (x) issuing to the holder of 2018 notes converted after such adjustment determination date and before the occurrence of such adjustment event, the consideration to be paid upon the conversion of any 2018 note or other securities issuable upon such conversion by reason of the adjustment required by such adjustment event over and above the amounts deliverable upon such conversion before giving effect to such adjustment and (y) paying to such holder of 2018 notes any amount in cash in lieu of any fractional ordinary share pursuant to the 2018 indenture.

For purposes of this paragraph (8), the term “adjustment event” means:

•	in any case referred to in clause (1), the date any dividend or distribution of ordinary shares (directly or in the form of ADSs), shares of share capital, evidences of indebtedness, other assets or property is paid or made, the effective date of any share split or combination or the date of expiration of any rights, warrants or options; and

•	in any case referred to in clause (2), the date a sale or exchange of ordinary shares (directly or in the form of ADSs) pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(9) Whenever any provision in Article IX of the 2018 indenture requires a calculation of the VWAP for the 20-trading-day period, we will make appropriate adjustments to the consideration paid with respect to a 2018 note (determined in good faith by our board of directors) to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-date” of the event occurs, at any time during the period from which such calculation is to be calculated; provided that such adjustments will only be made to the consideration paid with respect to a 2018 note relating to days prior to the date that the adjustment to the conversion rate becomes effective.

(10) Before taking any action which would cause an adjustment reducing the conversion price below the then par value, if any, of the ordinary shares, we will take all corporate actions which we reasonably determine may be necessary in order that we may validly and legally issue ordinary shares, whether represented by the ADSs, issuable upon conversion of the 2018 notes at such adjusted conversion rate. We have agreed that all ordinary shares, whether represented by the ADSs, issuable upon conversion of the 2018 notes will be fully paid and non-assessable and free from all taxes, liens and changes with respect to their issuance.

(11) Whenever the conversion rate is adjusted as provided:

•	we will compute the adjusted conversion rate in accordance with Section 9.05 of the 2018 indenture and will prepare a certificate signed by our Chief Financial Officer setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate will promptly be filed with the 2018 indenture trustee and with each conversion agent (if other than the 2018 indenture trustee); and

•	upon each such adjustment, a notice stating that the conversion rate has been adjusted and setting forth the adjusted conversion rate will be required, and we will provide such notice to all holders of 2018 notes.

Events that Will Not Result in Adjustment

Notwithstanding anything to the contrary in Section 9.05 of the 2018 indenture, no adjustment in the conversion rate pursuant to such section will be required until the cumulative adjustments amount to 1% or more of the conversion rate as last adjusted (or, if never adjusted, the initial conversion rate); provided, however, that any adjustments to the conversion rate which by reason of this paragraph are not required to be made will be carried forward and taken into account in any subsequent adjustment to the conversion rate. All calculations under Article IX of the 2018 indenture will be made to the nearest cent or to the nearest one-millionth of an ordinary share or ADS, as the case may be.

If any rights, options or warrants we have issued that will require an adjustment to the conversion rate in accordance with Section 9.05 of the 2018 indenture are only exercisable upon the occurrence of certain triggering events, then the conversion rate will not be adjusted as provided in such section until the earliest of such triggering event occurs. Upon the expiration or termination of any such rights, options or warrants without the exercise of such rights, options or warrants, the conversion rate then in effect will be adjusted immediately to the conversion rate that would have been in effect at the time of such expiration or termination had such rights, options or warrants, to the extent outstanding immediately prior to such expiration or termination, never been issued.

No adjustment to the conversion rate need be made pursuant to Section 9.05 of the 2018 indenture for a transaction if holders of 2018 notes are to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate in light of the basis and notice on which holders of ADSs or ordinary shares participate in the transaction (which determination will be described in a resolution of our board of directors).

No adjustment to the conversion rate need be made:

•	upon the issuance of any ADSs or ordinary shares pursuant to any plan or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in ordinary shares under such plan;

•	upon the issuance of any ADSs or ordinary shares, or any option, warrant, right or exercisable, exchangeable or convertible security to purchase ADSs or ordinary shares, pursuant to any future agreements entered into with our suppliers of raw materials or machinery as consideration or inducement to enter into such supply agreement;

•	upon the issuance of any ADSs or ordinary shares or options or rights to purchase ADSs or ordinary shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any ADSs or ordinary shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in the immediately preceding bullet and outstanding as of the date of the 2018 indenture (unless explicitly otherwise provided for in the 2018 indenture);

•	for a change in the par value of the ordinary shares; or

•	for accrued and unpaid interest.

No adjustment will be made for our issuance of ordinary shares (directly or in the form of ADSs) or convertible or exchangeable securities or rights to purchase ordinary shares (directly or in the form of ADSs) or convertible or exchangeable securities, other than as provided in Section 9.06 of the 2018 indenture.

No adjustment will be made for any change of the ratio relating to the number of ordinary shares underlying each ADS; provided that any such change of ratio will not involve a split or combination of the ordinary shares or any change of par value of the ordinary shares.

Limitation on Asset Sales

We have undertaken in the 2018 indenture that we and our significant subsidiaries, including a group of our subsidiaries that in the aggregate would constitute a significant subsidiary, will not, directly or indirectly, sell or otherwise dispose of all or substantially all of our/their property or assets (including capital stock of any such significant subsidiary), in a transaction or a series of related transactions unless (A) such sale or disposition is permitted under “— Consolidation, Merger and Sale of Assets” below, or (B) the consideration we received is at least equal to the fair market value of the capital stock, assets or properties sold or disposed of, and (C) no default or event of default will have occurred and be continuing or would result from such sale or disposition. The 2018 indenture has excluded the following from such asset sale restriction:

•	any sale, transfer or other disposition of inventory, receivables, cash, cash equivalents or other current assets in the ordinary course of business;

•	any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use or not useful in connection with the business of ours or any such significant subsidiary; and

•	any sale, transfer or other disposition by us or any such significant subsidiary to us or our subsidiary.

We have also undertaken in the 2018 indenture that we and our offshore subsidiaries will not, directly or indirectly, sell, dispose of, or otherwise transfer any of our property or assets located outside mainland China (including any equity interest in any entity organized in a jurisdiction other than mainland China) in a transaction or a series of related transactions unless (a) such sale, disposition or transfer is in the ordinary course of business; or (b) the proceeds from any such sale, disposition or transfer, net of any related expenses or any debt or liens that must be discharged, are used by us or such offshore subsidiary as working capital or for general corporate purposes; provided that none of the proceeds is remitted to mainland China.

Negative Pledge

We have undertaken in the 2018 indenture that we and our subsidiaries will not create or permit to be outstanding any liens, charges or security interests upon any of our present or future business, undertaking, properties, assets or revenues or those of any of our subsidiaries to secure any indebtedness, unless our obligations under the 2018 notes and the 2018 indenture are at the same time secured equally to the satisfaction of the 2018 indenture trustee. This negative pledge has excepted a list of “permitted liens” as defined in the 2018 indenture, including liens arising by operation of law, liens existing on March 28, 2014 when we entered into a restructuring support agreement relating to the 2014 senior notes, and liens created or permitted in respect of the 2018 notes or our schemes of arrangement.

Consolidation, Merger and Sale of Assets

The 2018 indenture requires us not to consolidate with, or merge with or into, any entity, permit any entity to merge with or into us, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets (computed on a consolidated basis) in one transaction or a series of related transactions to any entity, unless:

•	we will be the continuing entity, or

•	the surviving entity (if other than us) formed by such merger or that acquired or leased such property and assets will be a corporation organized and validly existing under the laws of the Cayman Islands or any other country, provided that such other country has, at the time of such merger, a long-term credit rating of not lower than the then rating by one of S&P or Moody’s of mainland China, and such surviving entity will expressly assume, by way of supplemental indenture (in form and substance satisfactory to the 2018 indenture trustee), the due and punctual payment of the principal and interest with respect to the 2018 notes, and the performance and observance of, all of our obligations under the 2018 indenture and the 2018 notes, and the 2018 indenture and the 2018 notes will remain in full force and effect;

•	immediately after giving effect to such merger on a pro forma basis (and treating any indebtedness which becomes an obligation of the surviving entity or any subsidiary as having been incurred at the time of such transaction) no event of default will have occurred and be continuing or would result from such merger;

•	the corporation formed by such transaction, or the entity that acquired such properties and assets, will expressly agree to indemnify each holder of 2018 notes against any taxes payable by withholding or deduction thereafter imposed on any such holder solely as a consequence of such merger with respect to the payment of principal, premium (if any) and interest on the 2018 notes, on substantially the same terms and subject to the same exceptions as under Article VII of the 2018 indenture; and

•	we furnish to the 2018 indenture trustee and, upon request, any holder of 2018 notes (A) an officer’s certificate setting out the arithmetic computations establishing compliance with the conditions precedent provided in Section 4.04(b) of the 2018 indenture and such other relevant information as the 2018 indenture trustee or the relevant holders of 2018 notes may reasonably require in relation to establishing such compliance and (B) an opinion of independent legal advisers of recognized standing in the relevant jurisdiction of the surviving entity, subject to customary qualifications and exceptions, stating that such merger and such supplemental indenture complies with this provision and that all conditions precedent provided in Sections 4.04(a) and (c) of the 2018 indenture relating to such transaction have been complied with and the 2018 indenture trustee will be entitled to accept such certificate and opinion as sufficient evidence for such purposes, in which event it will be conclusive and binding on the holders of the 2018 notes.

Reclassifications, Business Combinations and Other Corporate Events on Conversion

Unless otherwise provided in the 2018 indenture, if there occurs:

•	any reclassification or change in the ordinary shares, whether represented by ADSs, issuable upon conversion of 2018 notes (other than a change only in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of ordinary shares),

•	any consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, to which we are a party, other than a merger in which we are the continuing entity and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, the ordinary shares, or

•	any sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case, pursuant to which the ordinary shares would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then we or such successor or purchasing entity, as the case may be, must execute and deliver to the 2018 indenture trustee and the securities agent a supplemental indenture in form satisfactory to the 2018 indenture trustee and the securities agent providing that, at and after the effective time of such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, the holder of each 2018 note then outstanding will have the right to convert such 2018 note (if otherwise convertible pursuant to Article IX of the 2018 indenture) into the kind and amount of cash, securities or other property, or the reference property, receivable upon such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition by a holder of a number of ordinary shares equal to the product of the principal amount of such 2018 note and the conversion rate in effect immediately prior to such reclassification, change, consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition in the calculation of the reference property receivable by such holder.

If, in the case of any such consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, the cash, securities or other and property receivable thereupon by a holder of ordinary shares includes cash, securities or other property of an entity other than the successor or purchasing entity, as the case may be, in such consolidation, merger, binding share exchange, reconstruction, amalgamation or other similar arrangement, or such sale, transfer, lease, conveyance or disposition, then such supplemental indenture must also be executed by such other entity and must contain such additional provisions to protect the interests of the holders of the 2018 notes as our board of directors in good faith will reasonably determine necessary by reason of the foregoing (which determination must be described in a resolution of our board of directors). This provision will similarly apply to successive consolidations, mergers, binding share exchanges, reconstruction, amalgamation or other similar arrangement, or successive sales, transfers, leases, conveyances or dispositions.

Events of Default

Each of the following is an event of default under the 2018 indenture:

•	we fail to pay the principal of, or premium, if any, on, any 2018 note when the same becomes due and payable, whether on or before the maturity date;

•	we fail to pay an interest installment or any other amount on any 2018 note when due, if such failure continues for 30 days after the date when due, subject to our right to elect to pay in kind under Section 2.13 of the 2018 indenture;

•	we fail to satisfy our conversion obligations upon exercise by a holder of its conversion rights pursuant to its 2018 notes;

•	we fail to provide on a timely basis a compliance certificate as required by Section 4.08 of the 2018 indenture or any notice of default or event of default pursuant to Section 4.11 of the 2018 indenture if such failure continues for 30 days after the date when due;

•	we fail to comply with any other term, covenant or agreement set forth in the 2018 notes or the 2018 indenture;

•	(i) we or any of our offshore subsidiaries default in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed, in the aggregate principal amount then outstanding of $15,000,000 or more; (ii) indebtedness of ours and of any of our subsidiaries for money borrowed in the aggregate principal amount of $15,000,000 or more is accelerated and becomes due and payable prior to its due date; or (iii) without limiting the foregoing, we or any of our subsidiaries default in any payment in relation to any obligations under the indenture governing the 2016 notes and such default constitutes an “event of default” under the indenture governing the 2016 notes;

•	we or any of our significant subsidiaries, including a group of our subsidiaries that in the aggregate would constitute a significant subsidiary, fail, for 60 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any such significant subsidiary exceeds $15,000,000, which are not stayed on appeal;

•	a voluntary or involuntary case or other proceeding is commenced under any applicable bankruptcy law, insolvency law or similar law now or hereafter in effect, seeking the appointment of any custodian to, or for the property of, us or any such significant subsidiary; provided, however, that such case or proceeding will not have been withdrawn or dismissed within 45 days;

•	we or any such significant subsidiary, pursuant to, or within the meaning of, any bankruptcy law, insolvency law or other similar law now or hereafter in effect, or otherwise without limitation, either:

•	consent to the entry of an order for relief against us/it in an involuntary case, or

•	consent to the appointment of a custodian of us/it or for all or substantially all of our/its property or having such a custodian appointed in circumstances where our/its consent is not required, or

•	make a general assignment for the benefit of our/its creditors; or

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

•	is for relief against us or any such significant subsidiary in an involuntary case or proceeding, or adjudicates us or such significant subsidiary insolvent or bankrupt,

•	appoints a custodian of us or any such significant subsidiary for all or substantially all of the property of us or such significant subsidiary, as the case may be, or

•	orders the winding up or liquidation of us or any such significant subsidiary;

•	unenforceability or invalidity of any of our obligations under the 2018 indenture or the 2018 notes; or

•	the holders of 2016 notes have not been repaid in full at the stated maturity of such 2016 notes and the holders of 2016 notes have failed to elect to either extend such stated maturity beyond June 3, 2016 or receive ordinary shares or ADSs in lieu thereof, or a combination of both.

A default above is not an event of default until (A) the 2018 indenture trustee notifies us in writing, or the holders of at least 25% in aggregate principal amount of the 2018 notes then outstanding notify us and the 2018 indenture trustee in writing, of the default and (B) the default is not cured within 30 days after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that the notice is a notice of default. If the holders of at least 25% in aggregate principal amount of the outstanding 2018 notes request the 2018 indenture trustee to give such notice on their behalf, the 2018 indenture trustee will (subject to being indemnified and/or secured and/or pre-funded to its satisfaction) do so. When a default is cured, it ceases to exist for all purposes under the 2018 indenture.

If an event of default (excluding an event of default specified in the eighth, ninth and tenth bullets above) occurs and is continuing, the 2018 indenture trustee by written notice to us, or the holders of at least 25% in aggregate principal amount of the 2018 notes then outstanding by written notice to us and the 2018 indenture trustee, may declare the 2018 notes to be immediately due and payable in full. Upon such declaration, the principal of, and any premium and any accrued and unpaid interest on, all 2018 notes will be due and payable immediately.

If an event of default specified in the eighth, ninth or tenth bullet above occurs, the principal of, and any premium and accrued and unpaid interest on, all the 2018 notes will become and be immediately due and payable without any declaration or other act on the part of the 2018 indenture trustee or any holder of the 2018 notes.

Holders of more than 50% in aggregate principal amount of the 2018 notes by written notice to the 2018 indenture trustee may rescind or annul an acceleration and its consequences if (A) the rescission would not conflict with any court order or decree, and (B) all existing events of default, except the nonpayment of principal, premium or interest that has become due solely because of the acceleration, have been cured or waived.

If an event of default occurs and is continuing, and a responsible officer of the 2018 indenture trustee has received written notice of such event of default, the 2018 indenture trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of amounts due with respect to the 2018 notes or to enforce the performance of any provision of the 2018 notes or the 2018 indenture. The 2018 indenture trustee may maintain a proceeding even if it does not possess any of the 2018 notes or does not produce any of them in the proceeding. A delay or omission by the 2018 indenture trustee or any holder of 2018 notes in exercising any right or remedy accruing upon an event of default will not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative under the 2018 notes and 2018 indenture.

Holders of more than 50% in aggregate principal amount of the 2018 notes may, by notice to the 2018 indenture trustee, waive any past default or event of default and its consequences, other than (A) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any 2018 note, (B) a default or event of default arising from our failure to perform our conversion obligation under the 2018 indenture or (C) any default or event of default in respect of any provision of the 2018 indenture or the 2018 notes which cannot be modified or amended without the consent of the holder of each outstanding 2018 note affected as provided in the 2018 indenture. When a default or an event of default is waived, it is cured and ceases to exist for all purposes under the 2018 indenture and the 2018 notes except as otherwise specified in the waiver.

Except as provided in Section 5.07 of the 2018 indenture relating to rights of holders to receive payments, a holder of 2018 notes may not institute any proceeding under the 2018 indenture or the 2018 notes, or for the appointment of a receiver or a trustee, or for any other remedy under the 2018 indenture or the 2018 notes unless:

•	such holder gives to the 2018 indenture trustee written notice of a continuing event of default;

•	holders of at least 25% in aggregate principal amount of the 2018 notes then outstanding make a written request to the 2018 indenture trustee to pursue the remedy;

•	such holder or holders of 2018 notes offer and, if requested, provide to the 2018 indenture trustee indemnity and/or security and/or pre-funding satisfactory to the 2018 indenture trustee against any loss, liability or expense to or of the 2018 indenture trustee in connection with pursuing such remedy;

•	the 2018 indenture trustee does not comply with the request within 60 days after receipt of such notice, request and offer of indemnity and/or security and/or pre-funding; and

•	during such 60-day period, holders of more than 50% in aggregate principal amount of the 2018 notes do not give the 2018 indenture trustee a written direction inconsistent with the request.

A holder of 2018 notes may not use the 2018 indenture or the 2018 notes to prejudice the rights of another holder or to obtain a preference or priority over another holder.

Notwithstanding any other provision of the 2018 indenture, the right of any holder of 2018 notes to receive payment of all amounts due with respect to its 2018 notes, on or after the respective due dates as provided in the 2018 indenture, or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such holder.

Notwithstanding any other provision of the 2018 indenture, the right of any holder to convert its 2018 notes in accordance with the 2018 indenture, or to bring suit for the enforcement of such right, will not be impaired or affected without the consent of such holder.

Modification and Amendment

We may amend or supplement the 2018 indenture or the 2018 notes without notice to or the consent of any holder of 2018 notes:

•	to comply with Section 4.04 on consolidation, merger and sale of assets and Section 9.08 on reclassifications, business combinations and other corporate events, each as contained in the 2018 indenture;

•	to make any changes or modifications to the 2018 indenture necessary in connection with the registration of the public offer and sale of the 2018 notes under the Securities Act pursuant to the registration rights agreement or the qualification of the 2018 indenture under the TIA;

•	to evidence and provide the acceptance to the appointment of a successor 2018 indenture trustee under the 2018 indenture;

•	to add guarantees with respect to, or to secure our obligations in respect of the 2018 notes;

•	to add to our covenants described in the 2018 indenture for the benefit of holders of the 2018 notes or to surrender any right or power conferred upon us;

•	to make provisions with respect to adjustments to the conversion price and/or conversion rate with respect to the 2018 notes as required and in accordance with the 2018 indenture; and

•	to make any changes of a formal, minor or technical nature or necessary to correct a manifest error or to comply with mandatory provisions of applicable law as evidenced by an opinion of counsel as long as such change does not adversely affect the rights of the holders of 2018 notes in any material respect.

In addition, we, the 2018 indenture trustee and the securities agent may enter into a supplemental indenture without the consent of holders of 2018 notes to cure any ambiguity, defect, omission or inconsistency in the 2018 indenture in a manner that does not, individually or in the aggregate with all other modifications made or to be made to the 2018 indenture, adversely affect the rights of any holder of 2018 notes in any material respect.

We may amend or supplement the 2018 indenture or the 2018 notes with the written consent of holders of more than 50% in aggregate principal amount of the 2018 notes. Unless expressly permitted under the 2018 indenture or under the 2018 notes, however, without the consent of each holder of 2018 notes then outstanding affected, any amendment, supplement or waiver may not:

•	change the stated maturity of the principal of, or the payment date of any interest installment on, any 2018 note;

•	reduce the principal amount of, or any premium, interest on, any 2018 note;

•	change the place, manner, or currency of payment of principal of, or any premium, interest on, any 2018 note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, or of the conversion of, any 2018 note;

•	modify the provisions of Section 2.17 of the 2018 indenture relating to restrictive legends in a manner adverse to holders of the 2018 notes;

•	adversely affect the right of holders to convert their 2018 notes in accordance with the 2018 indenture;

•	reduce the percentage of the aggregate principal amount of the 2018 notes then outstanding whose holders must consent to a modification to or amendment of any provision of the 2018 indenture or the 2018 notes;

•	reduce the percentage of the aggregate principal amount of the 2018 notes then outstanding whose holders must consent to a waiver of compliance with any provision of the 2018 indenture or the 2018 notes or a waiver of any default or event of default; or

•	modify the provisions of the 2018 indenture with respect to modification and waiver (including waiver of a default or an event of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of 2018 notes.

Every amendment, waiver or supplement to the 2018 indenture or the 2018 notes must comply with the TIA as then in effect.

Until an amendment, supplement or waiver becomes effective, a consent to it by a holder of 2018 notes is a continuing consent by such holder and every subsequent holder of a 2018 note or portion of a 2018 note that evidences the same debt as the consenting holder’s 2018 note, even if notation of the consent is not made on any 2018 note. However, any such holder or subsequent holder of 2018 notes may revoke the consent as to its 2018 note or portion of a 2018 note if the 2018 indenture trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every holder of 2018 notes.

Additional Amounts

In the event that any tax withholding or deduction is required by law, regulation or governmental policy having the effect of law within any jurisdiction in which we are organized or treated as a resident for tax purposes or through which payment is made, we will pay to the holders of 2018 notes such additional amounts as may be necessary to ensure that the net amount received by the holders after such withholding or deduction will equal the amounts which would have been received by such holders had no such withholding or deduction been required, except that no such additional amounts will be payable:

•	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

•	the existence of any present or former connection between the holder or beneficial owner of such 2018 notes and the relevant taxing jurisdiction other than merely holding such 2018 notes or the receipt of payments in cash, ADSs or ordinary shares thereunder, including such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment in such relevant taxing jurisdiction;

•	the presentation of such 2018 notes, including ADSs or ordinary shares received in connection with a conversion thereof, in cases in which presentation is required, more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such 2018 notes became due and payable pursuant to the terms thereof or was made or duly provided for; or

•	the failure of the holder or beneficial owner to comply with a timely request from us addressed to such holder or beneficial owner, as the case may be, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by law, regulation or administrative practice of the relevant taxing jurisdiction to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder;

(b)	any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the 2018 notes, including ADSs or ordinary shares received in connection therewith; or

(d)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c); or

•	with respect to any payment of the principal of, or premium, if any, or interest on, such 2018 notes to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, the 2018 notes, such mention will be deemed to include payment of additional amounts provided for in the 2018 indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

However, we and each holder of 2018 notes have agreed that we will, unless otherwise required by final administrative or judicial determinations to the contrary, treat the 2018 notes as our indebtedness for all U.S. federal income tax purposes. Each present holder of 2018 notes and each subsequent holder, by purchasing a direct or indirect beneficial interest in a 2018 note, have agreed:

•	that we may withhold any tax, to the extent we are required to do so under any law or regulation (whether based on accrued, constructive or cash income), from any payments of cash or ordinary shares, whether represented by ADSs (including any ordinary shares, whether represented by ADSs, to be paid upon conversion), to be made to a holder of 2018 notes or a holder of ordinary shares received upon conversion of a 2018 note; and

•	that if we pay any withholding taxes on behalf of a holder of 2018 notes as a result of an adjustment to the conversion rate or a failure to make an adjustment to the conversion rate, we may, in our discretion, reduce any payments to such holder of 2018 notes, cash or ordinary shares (including any ordinary shares, whether represented by ADSs, to be paid upon conversion) on the 2018 notes by the amounts of any such withholding taxes paid.

Money Held in Trust and Unclaimed Money

The 2018 indenture trustee or the paying agent, as applicable, will hold in trust all money deposited with it for payment of any amount due and owing on any outstanding 2018 notes pursuant to the 2018 indenture and will apply such deposited money through the paying agent and in accordance with the 2018 indenture to the payment of amounts due on the 2018 notes.

The 2018 indenture trustee and the paying agent will, however, pay back to us upon our written request any money held by them for the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the 2018 notes that remains unclaimed for two years; provided, however, that the 2018 indenture trustee or such paying agent, before making any such repayment, may, at our expense, publish once in a newspaper of general circulation in the City of New York, or mail to each holder of 2018 notes, a notice stating that such money remains unclaimed and that, after not less than 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to us. After such repayment, holders of 2018 notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the 2018 indenture trustee and the paying agent with respect to such money and payment will, subject to applicable law, cease.

Authorized Share Capital and Anti-Takeover Provisions

We have undertaken in the 2018 indenture to maintain at all times out of our authorized but unissued share capital enough ordinary shares to permit the issuance of ordinary shares, whether represented by ADSs, upon the conversion of all of the 2018 notes.

We have undertaken in the 2018 indenture that, upon conversion of any 2018 note, to the extent the holder receives ordinary shares, whether represented by ADSs, upon such conversion, we will make provision for such holder to receive, in addition to, and concurrently with the delivery of, such ordinary shares any preferred shares or other securities or rights issued or distributed to holders of ordinary shares by our board of directors pursuant to the anti-takeover provisions in our articles of association, whether or not such preferred shares, securities or rights were issued or distributed prior to the time of such conversion, but only to the extent other holders of ordinary shares would receive such preferred shares or other securities or rights. Any such distribution of preferred shares, securities or rights pursuant to such anti-takeover provisions will not result in an adjustment to the conversion rate pursuant to the 2018 indenture if we have made proper provision for holders of 2018 notes to receive, to the extent they receive ordinary shares upon conversion, to also receive such preferred shares, securities or rights to the same extent as other holders of ordinary shares.

Satisfaction and Discharge

The 2018 indenture will cease to be of further effect, if:

•	either (i) all outstanding 2018 notes have been delivered to the securities agent for cancellation or (ii) all outstanding 2018 notes have become due and payable at their scheduled maturity, and in either case we irrevocably deposit, prior to the applicable due date, with the paying agent cash sufficient to pay all amounts due and owing on all outstanding 2018 notes on such due date;

•	we pay to the 2018 indenture trustee and the securities agent all other sums payable under the 2018 indenture by us;

•	no default or event of default with respect to the 2018 notes will exist on the date of such deposit;

•	such deposit will not result in a breach or violation of, or constitute a default or event of default under, the 2018 indenture; and

•	we will have delivered to the 2018 indenture trustee and the securities agent an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the 2018 indenture relating to the satisfaction and discharge of the 2018 indenture have been complied with.

However, some of the provisions as specified in the 2018 indenture will survive any discharge of the 2018 indenture until such time as the 2018 notes have been paid in full and there are no 2018 notes outstanding.

No Personal Liability of Directors, Officers, Employees or Shareholders

None of our past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of our obligations under the 2018 indenture or the 2018 notes or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a 2018 note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the 2018 notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Rule 144A Information and SEC Reports

At any time when we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will promptly provide to the 2018 indenture trustee and the securities agent and will, upon request, provide to any holder, beneficial owner or prospective purchaser of 2018 notes, ordinary shares or ADSs issued upon conversion or in payment of any 2018 notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such securities pursuant to Rule 144A under the Securities Act; provided, however, that we will not be obligated to provide such information if none of the outstanding 2018 notes constitutes restricted securities under the Securities Act. We will take such further action as any holder or beneficial holder of such securities may reasonably request in writing to the extent required from time to time to enable such holder or beneficial holder to sell its 2018 notes, ordinary shares or ADSs in accordance with Rule 144A, as such rule may be amended from time to time.

We will deliver to the 2018 indenture trustee and the securities agent, no later than the time such report is required to be filed with the SEC pursuant to the Exchange Act, a copy of each report we are so required to file with the SEC pursuant to Section 13 or Section 15(d) or the Exchange Act; provided, however, that each such report will be deemed to be so delivered to the holders of 2018 notes if we file such report with the SEC through the SEC’s EDGAR database no later than the time such report is required to be filed with the SEC pursuant to the Exchange Act.

Purchase and Cancellation

We may, to the extent permitted by law, purchase 2018 notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the paying agent for cancellation any 2018 notes we have purchased in this manner.

The registrar and the 2018 indenture trustee will forward to the paying agent any 2018 notes surrendered to them for transfer, exchange, payment or conversion. The paying agent shall promptly cancel all 2018 notes surrendered for transfer, exchange, payment, conversion or cancellation in accordance with its customary procedures.

We will not issue new 2018 notes to replace 2018 notes that we have paid or delivered to the paying agent for cancellation or that the relevant holder has converted pursuant to the 2018 indenture. All cancelled 2018 notes held by the paying agent will be destroyed.

Replacement of 2018 notes

If the holder of a 2018 note claims that the 2018 note has been mutilated, lost, destroyed or wrongfully taken, we will issue and the 2018 indenture trustee will, upon receipt of our order, authenticate a replacement 2018 note upon surrender of the mutilated 2018 note, or upon delivery of evidence of the loss, destruction or theft of the 2018 note satisfactory to the 2018 indenture trustee and to us. In the case of a lost, destroyed or wrongfully taken 2018 note, we and the 2018 indenture trustee may require the holder to provide an indemnity bond to indemnify and hold harmless us, the 2018 indenture trustee and the securities agent from any loss as a result of the replacement.

Trustee and Securities Agent

The trustee for the 2018 notes is The Bank of New York Mellon, London Branch, and we have appointed the 2018 indenture trustee as paying agent, conversion agent and collateral agent. The transfer agent and registrar is The Bank of New York Mellon (Luxembourg) S.A. with regard to the 2018 notes. No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the 2018 indenture trustee and the securities agent as to the accuracy or completeness of the information included or incorporated by reference in this prospectus or any other information supplied in connection with the 2018 notes. The 2018 indenture permits the 2018 indenture trustee to deal with us and any of our affiliates with the same rights the 2018 indenture trustee would have if it were not such trustee. However, under the TIA, if the 2018 indenture trustee acquires any conflicting interest and there exists a default with respect to the 2018 notes, the 2018 indenture trustee must eliminate the conflict or resign. The Bank of New York Mellon, London Branch, and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their businesses.

The holders of a majority in aggregate principal amount of the 2018 notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 2018 indenture trustee, subject to certain exceptions. If an event of default occurs and is continuing, the 2018 indenture trustee must exercise its rights and powers under the 2018 indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The 2018 indenture does not obligate the 2018 indenture trustee to exercise any of its rights or powers at the request or demand of holders of the 2018 notes, unless such holders have offered to the 2018 indenture trustee security or indemnity that is satisfactory to the 2018 indenture trustee against the costs, expenses and liabilities that the 2018 indenture trustee may incur to comply with the request or demand.

Listing and Trading

The 2018 notes are not listed on any stock exchange.

Our ADSs were previously listed on the New York Stock Exchange, or the NYSE, until March 31, 2014 when the staff of NYSE Regulation Inc. commenced proceedings to delist our ADSs from the NYSE. The NYSE delisting decision was affirmed on September 22, 2014. Our ADSs have been quoted on the OTC Pink Limited Information initially under the symbol “LDKSY” since February 21, 2014 and under the symbol “LDKYQ” since October 30, 2014. We have undertaken in the 2018 indenture to use our best efforts to obtain an alternate listing for our ADSs, including ADSs issuable upon conversion and/or in payment of the 2018 notes, on a reputable national exchange as soon as possible.

Global Security

We have issued the 2018 notes as a global security in registered form without interest coupons attached. The global security has been deposited with, and registered in the name of, The Bank of New York Depository (Nominees) Limited, as common depositary for the accounts of Euroclear and Clearstream. We understand that Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream also interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions and other organizations. Indirect access to Euroclear or Clearstream is also available through institutions that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Ownership of beneficial interests in the global security, as book-entry interests in the 2018 notes, will be limited to persons that have accounts with Euroclear and/or Clearstream or persons that may hold interests through participants in Euroclear and/or Clearstream. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear, Clearstream and/or their participants. Except as set forth below under “— Individual Definitive 2018 Securities,” the book-entry interests in 2018 notes will not be held in definitive form. Instead, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant’s account with the interest beneficially owned by such participant. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair their ability to own, transfer or pledge book-entry interests. So long as the 2018 notes are held in global form, the common depositary for Euroclear and/or Clearstream, or its nominee, will be considered the sole holder of the global security for all purposes under the 2018 indenture and “holders” of book-entry interests in the 2018 notes will not be considered the owners or “holders” of the 2018 notes for any purpose. As such, participants must rely on the procedures of Euroclear and/or Clearstream and indirect participants must rely on the procedures of the participants through which they own book-entry interests in order to transfer their interests in the 2018 notes or to exercise any rights of holders of the 2018 notes under the 2018 indenture. None of us, the 2018 indenture trustee, the securities agent or any of their respective agents will have any responsibility or be liable for any aspect of the records relating to the book-entry interests. The 2018 notes are not issuable in bearer form.

Payment of any amount owing in respect of the global security (including principal, premium, interest and additional amounts) will be made to the paying agent in U.S. dollars unless such payment is made in kind. The paying agent will, in turn, make such payment to the common depositary for Euroclear and Clearstream, which will distribute such payment to participants in accordance with their procedures. We will make payments of all such amounts under the 2018 notes without deduction or withholding for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, except as may be required by law and as described under “— Additional Amounts.” Under the terms of the 2018 indenture, we and the 2018 indenture trustee will treat the registered holder of the global security (i.e., the common depositary or its nominee) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, the 2018 indenture trustee, the securities agent or any of their respective agents have or will have any responsibility or liability for:

•	any aspect of the records of Euroclear, Clearstream or any of their participants or indirect participants relating to payments made on account of a book-entry interest, for any payment made by Euroclear, Clearstream or any of their participants or indirect participants, or for maintaining, supervising or reviewing any of the records of Euroclear, Clearstream or any of their participants or indirect participants relating to any payment made on account of a book-entry interest; or

•	operations and procedures of Euroclear, Clearstream or any of their participants or indirect participants.

Payments by participants of indirect participants to owners of book-entry interests held through such participants or indirect participants are the responsibility of such participants and indirect participants.

Euroclear and Clearstream have advised that they will take any action permitted to be taken by a holder of 2018 notes only at the direction of one or more participants to whose account the book-entry interests in the global security are credited and only in respect of such portion of the aggregate principal amount of 2018 notes as to which such participant or participants has or have given such direction. Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global security. If there is an event of default under the 2018 notes, however, each of Euroclear and Clearstream reserves the right to exchange the global security for individual definitive 2018 notes in certificated form, and to distribute such individual definitive 2018 notes to their participants.

Transfers between participants in Euroclear and Clearstream will be effected in accordance with Euroclear’s and Clearstream’s rules and will be settled in immediately available funds. If a holder of 2018 notes requires physical delivery of individual definitive 2018 notes for any reason, including to sell the 2018 notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its book-entry interests in the global security in accordance with the normal procedures of Euroclear and Clearstream and in accordance with the provisions of the 2018 indenture.

Book-entry interests in 2018 notes owned through Euroclear or Clearstream accounts will follow their respective settlement procedures. Such book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date. These book-entry interests will trade through participants of Euroclear or Clearstream, and will settle in same-day funds. Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Although Euroclear and Clearstream maintain procedures in order to facilitate the original issue and subsequent transfers of interests in the global securities, including the global security representing the 2018 notes, among participants of Euroclear and Clearstream, neither Euroclear nor Clearstream is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the 2018 indenture trustee, the securities agent and any of their respective agents will have any responsibility or liability for the performance of Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations, including, without limitation, rules and procedures relating to book-entry interests in the 2018 notes.

Individual Definitive 2018 notes

If (1) the common depositary or any successor to the common depositary is at any time unwilling or unable to continue as a depositary for the reasons described in the 2018 indenture and a successor depositary is not appointed by us within 90 days, (2) either Euroclear, Clearstream or a successor clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or (3) any of the 2018 notes has become immediately due and payable in accordance with ‘‘— Events of Default’’ and we have received a written request from a holder of 2018 notes, we will issue individual definitive 2018 notes in registered form in exchange for the global security. Upon receipt of such notice from the common depositary or the 2018 indenture trustee, as the case may be, we will use our best efforts to make arrangements with the common depositary for the exchange of the book-entry interests in the global security for individual definitive 2018 notes and cause the requested individual definitive 2018 notes to be executed and delivered to the registrar in sufficient quantities and authenticated by the 2018 indenture trustee for delivery to holders of the 2018 notes. Persons exchanging book-entry interests in the global security for individual definitive 2018 notes will be required to provide the registrar, through the relevant clearing system, with written instruction and other information required by us and the registrar to complete, execute and deliver such individual definitive 2018 notes. In all cases, individual definitive 2018 notes delivered in exchange for the global security or beneficial interests therein will be registered in the names and issued in any approved denominations, as requested by the relevant clearing system. Individual definitive 2018 notes will not be eligible for clearing and settlement through Euroclear or Clearstream.

Notices to Holders of 2018 Notes

All notices or demands required or permitted by the terms of the 2018 notes or the 2018 indenture to be given to or by the holders of the 2018 notes are required to be in writing and may be given or served by being sent by prepaid courier or by being deposited, first-class postage prepaid, in the mails of the relevant jurisdiction or by facsimile. If such notice or demand is intended for us, it should be addressed to us. If such notice or demand is intended for the 2018 indenture trustee, it should be addressed to the 2018 indenture trustee at its corporate trust office. If such notice or demand is intended for any holder of 2018 notes, it should be addressed to such holder at its last address as it appears in the register maintained by the registrar.

When the 2018 notes are in global form, however, all such notices or demands to holders of 2018 notes will be delivered in accordance with applicable Euroclear or Clearstream procedures. Any such notice or demand will be deemed to have been sufficiently given or served when so sent or deposited and, if to holders of the 2018 notes, when delivered in accordance with the applicable rules and procedures of the relevant clearing system. Any such notice or demand will be deemed to have been delivered on the day such notice or demand is delivered to the relevant clearing system or if by mail, when so sent or deposited and received. Delivery by electronic mail to us is also permitted under the 2018 indenture.

Governing Law

The 2018 indenture, the 2018 notes and the registration rights agreement are governed by and will be construed in accordance with the law of the State of New York.

Ordinary Shares and ADSs

We have set forth in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, a description of our ordinary shares, including our ADSs representing ordinary shares, which you should read and review. These sections appear in “Item 10. Additional Information — B. Memorandum and Articles of Association” and “Item 12. Description of Securities Other Than Equity Securities — D. American Depositary Shares” in our 20-F for 2014.

Registration Rights

We entered into a registration rights agreement in connection with our schemes of arrangement on December 10, 2014. Pursuant to the registration rights agreement, we have agreed:

•	to file with the SEC, no later than 15 days after we became eligible to use a shelf registration statement on Form F-3, such a shelf registration statement to cover the resales by holders of their registrable securities, defined in the registration rights agreement to mean: (a) the 2016 notes, (b) 2018 notes, (c) ordinary shares, including ordinary shares represented by ADSs, received by a scheme creditor pursuant to our schemes of arrangement, whether as a part of the initial exchange for scheme claims or subsequent conversions in respect of any such notes, and (d) any security issued upon any share dividend, split or similar event;

•	to use our reasonable best efforts to cause our shelf registration statement to become effective under the Securities Act within 30 days of such filing, or 60 days of such filing if the SEC staff will review the filing or, if earlier, five business days following a no-review decision of the SEC staff; and

•	to keep the shelf registration statement continuously effective under the Securities Act until there are no registrable securities outstanding.

We have also undertaken to name each selling securityholder in the shelf registration statement and the related prospectus for resale in accordance with the Securities Act pursuant to the information as provided by such selling securityholder.

Selling Securityholder’s Obligations

Each holder of registrable securities has agreed with us that it will not be entitled to sell any of its registrable securities pursuant to our shelf registration statement or to receive a prospectus relating to its resale, unless such holder has performed the following:

•	such registrable securities will, immediately prior to the completion of such sale, in the form of ADSs;

•	it has paid, prior to the completion of such sale, any fees payable to our ADS depositary in connection with issuance of ADSs for such resale; and

•	it has furnished us with all information required of such selling securityholder and its registrable securities to be disclosed in our shelf registration statement and the relevant prospectus as we may from time to time reasonably request, and any sale of any registrable securities by their holder will constitute a representation and warranty by such holder that, as of the time of such sale, the information of such selling securityholder furnished in writing to us expressly for use in our shelf registration statement and the relevant prospectus for such sale does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements relating to its information, in the light of the circumstances under which they were made, not misleading.

Damage Payments

We have also agreed in the registration rights agreement to pay each selling securityholder an amount in cash, as liquidated damages and not as a penalty, equal to one-tenth of a percent (0.1%) of the sum of (i) the aggregate principal amount of the 2016 note and 2018 notes requested by such selling securityholder for resale and (ii) the number of registrable securities in the form of ordinary shares or ADSs held by such selling securityholder multiplied by the market price for such securities, each as calculated as of the date of:

•	our failure to file a shelf registration statement on or prior to the required filing date, or

•	our shelf registration statement is not declared effective by the SEC staff on or prior to the required effectiveness date, with certain exceptions; and

•	on and after the effective date of such shelf registration statement, a selling securityholder is not permitted to sell its registrable securities under the shelf registration statement for any reason (other than the fault of such selling securityholder) for more than 45 days in any 180-day period or for more than 60 days in any 12-month period;

for each month such event continues and is not cured.

In the event we fail to make the above payments to a selling securityholder within five business days after its due date, such payments will bear interest at the rate of 1% per month, prorated for any partial month, until paid in full. In no event will we be obligated to pay any such liquidated damages in an aggregate amount that exceeds 5% of the sum of (i) the aggregate principal amount for the relevant registrable securities in the form of 2016 notes and/or 2018 notes and (ii) the aggregate market price for such registrable securities held in the form of ordinary shares or ADSs.

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the 2018 notes or our ordinary shares, whether represented by ADSs, whether issued and outstanding or to be issued upon conversion of any principal or interest of the 2018 notes, offered by this prospectus. Neither will we pay any additional consideration to holders of 2018 notes in connection with the exercise of their conversion privilege, other than pursuant to the terms of such notes and the 2018 indenture.

The 2018 notes and ADSs representing our ordinary shares may be offered and sold from time to time pursuant to this prospectus:

•	directly by their holders or their pledgees, donees, transferees or any successors in interest, each as a selling securityholder; or

•	through underwriters, broker-dealers or agents,

whether at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the 2018 notes or ADSs representing our ordinary shares may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	through the writing of options;

•	through block trades;

•	through crosses, in which the same broker acts as an agent on both sides of the trade; or

•	any other method permitted by the applicable law.

As provided in the registration rights agreement we entered into in connection with our schemes of arrangement in December 2014, however, no selling securityholder may offer or sell its registrable securities received or receivable pursuant to our schemes of arrangement, including the 2018 notes and our equity securities, in an underwritten offering pursuant to this prospectus without our prior written consent. If the 2018 notes and ADSs representing our ordinary shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for the related underwriting discounts or commissions or agent’s commissions. We are not aware, however, of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market-making or stabilization transactions involving the purchase or distribution of these securities by any selling securityholder.

Any selling securityholder and its broker-dealers or agents who participate in the distribution of the 2018 notes and/or ADSs representing our ordinary shares may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by such selling securityholder and any discount, commission or concession received by such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If any selling securityholder were to be deemed an underwriter, the selling securityholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In connection with any offer or sale of the 2018 notes or ADSs representing our ordinary shares pursuant to this prospectus, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may also sell short such securities and deliver them later to close out their short positions, or loan or pledge these securities to broker-dealers who in turn may sell them in the market.

        Despite our registration pursuant to the registration rights agreement of the 2018 notes or ADSs representing our ordinary shares under the registration statement on Form F-3, of which this prospectus forms a part, there can be no assurance that any holder will sell any of their 2018 notes or ADSs representing our ordinary shares pursuant to this prospectus. We have disclosed the information of selling securityholders in “— Selling Securityholders” below based on requests received from such holders, and we may, or may not, continue to receive similar requests from other holders. Any of the 2018 notes and/or ADSs representing our ordinary shares, whether covered by this prospectus, may qualify for sale pursuant to the Securities Act without the registration or this prospectus, including sales under Rule 144 under the Securities Act. Neither can we assure that any of the selling securityholders named or yet to be named in this prospectus will not transfer, devise or gift any of the securities by other means not described in this prospectus.

We have not listed, and do not intend to list, the 2018 notes on any securities exchange or automated quotation system. We cannot assure you that any market for these notes will develop or be sustained. If an active market is not developed or sustained, the market price and liquidity of the notes may be adversely affected.

As disclosed, our ADSs were previously listed on the NYSE until March 31, 2014 when such listing was suspended on February 21, 2014. The NYSE eventually delisted our ADSs on September 22, 2014. Our ADSs have been quoted on the OTC Pink Limited Information under the symbol “LDKYQ” since October 30, 2014. Although we have undertaken in the 2018 indenture to use our best efforts to obtain an alternate listing for our ADSs on a reputable national exchange as soon as possible, and despite discussions we have initiated with potential reputable national exchanges, there is no assurance that such alternate listing could occur any time soon, given our overall financial condition and results of operations.

Each selling securityholder and any other person participating in a distribution of 2018 notes and/or ADSs representing our ordinary shares are subject to obligations to comply with the relevant provisions of the Securities Act and the Exchange Act. Pursuant to the registration rights agreement, we and the selling securityholders will be indemnified by each other against certain liabilities, including those under the Securities Act and the Exchange Act, and will be entitled to contribution in connection with these liabilities.

We have agreed to pay the expenses incidental to the registration, offering and sale of the 2018 notes and ADSs representing our ordinary shares to the public. Each selling securityholder will pay its brokerage fees and commissions incurred by it, all transfer taxes incurred by it, the fees and expenses of any advisors engaged by the selling securityholder.

SELLING SECURITYHOLDERS

We have included information supplied by the selling securityholders named below in this section. Pursuant to the registration rights agreement we entered into in connection with our schemes of arrangement in December 2014, each holder of 2018 notes and our equity securities received or receivable under our schemes of arrangement, as registrable securities defined in such registration rights agreement, has agreed to promptly furnish us with all information relating to itself and its registrable securities to the extent required to be disclosed in this prospectus if such holder wishes to distribute its registrable securities pursuant to this prospectus. As provided in the registration rights agreement, any sale of such registrable securities by any selling securityholder will constitute a representation and warranty by such selling securityholder that, as of the time of such sale, the information relating such selling securityholder and its registrable securities furnished in writing by or on behalf of such holder to us expressly for use in this prospectus, as amended and/or supplemented, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in such selling securityholder information, in the light of the circumstances under which they were made, not misleading as of the time of such sale.

The table below sets forth the name of each selling securityholder, the principal amount of the 2018 notes as well as the number of ordinary shares, represented or to be represented by ADSs prior to their sale, each selling securityholder beneficially owns and may offer for sale pursuant to this prospectus from time to time. Information about the selling securityholders may change over time, such as additional holders may decide to register and/or disclose their registrable securities in this prospectus for sale, or they may register and/or disclose additional registrable securities for sale by this prospectus as, for instance, they decide either to accept our interest payments in kind (with their principal amount of the 2018 notes marked up) or to elect to convert any such interest installment paid in kind into our ordinary shares. We will include any such changes provided to us by selling securityholders in amendments or supplements to this prospectus in accordance with the SEC rules and regulations, including by filing additional post-effective amendments to our registration statement on Form F-3, of which this prospectus forms a part.

Selling securityholder	2018 notes	Ordinary shares
BFAM Asian Opportunities Master Fund, LP	$34,123,000	26,206,598
China Development Bank International Holdings Limited	—	59,667,280
Chan, Chiu Hung Danny and Chan, Victor	152,900	—
Claren Road Credit Master Fund, Ltd.	8,276,000	—
Galin, Omer and/or Nitsa	123,100	—
Guo, Lei	—	1,046,543
HSKU Stainless Processing Ltd.	152,900	—
Huang, Li-hua	164,100	—
Katounas, Michael	152,900	—
Lam, Anna Lai Nga	611,600	—
Lin Lai, Wen-Ju	328,300	—
Magic Rise Group Limited	1,070,300	—
Nataf, David	152,900	—
Oasis Investments II Master Fund Ltd.	492,500	—
Orchard Centar Master Ltd	61,351,000	—
Orchard Makira Master Ltd	10,459,400	—
Pioneer Funds Australia – Global High Yield Fund	242,800	—
Q-Point Consultant Co Ltd	164,100	—
Shapiro, Eitan, Natalie, Keshet, Mayan and/or Nitzan	123,100	—
Swift Mind Investments Limited	—	3,075,649
Sze, Hoi Yin	152,900	—
Wolverine Flagship Fund Trading Limited	1,558,800	—
Yu, Wing Kong Cleaven John	164,100	9,909
Selling securityholders that may sell under this prospectus	100,000,000	1,200,000,000

Total	$219,852,600	1,290,005,979

In addition to the 1,200,000,000 shares, estimated in the table above, that we may issue upon conversion of any principal amount of the notes pursuant to their terms and subject to request by their holders to register for resale, we have also registered under the registration statement on Form F-3, of which this prospectus is a part, an aggregate amount of $29,000,000 in proposed maximum aggregate offering price of shares issued and outstanding and requested by their holders to register for resale, and shares to be issued upon conversion of any interest on the notes to be paid in kind pursuant to their terms and subject to request by their holders to register for resale.

Each of the selling securityholders listed in the table above is a beneficial owner of the respective registrable securities. They may be holding their beneficial interests in such registrable securities through their brokers, including direct or indirect participants of clearing systems for such registrable securities. Each selling securityholder has confirmed that neither it nor any of its affiliates, officers, directors or principal equity holders (owners of 5% or more of its equity securities) has held any position or office with us or has had any other material relationship with us (including our predecessors or affiliates) during the past three years, except for China Development Bank International Holdings Limited, which designated Zhiwei Hu, its employee, as a director of LDK Silicon from June 3, 2011 till December 31, 2014.

None of the selling securityholders listed in the table above has confirmed that it is a broker-dealer or an affiliate of a broker-dealer, except for Wolverine Flagship Fund Trading Limited, which is an affiliate of a broker-dealer registered pursuant to Section 15 of the Exchange Act and acquired such registered securities (i) in the ordinary course of business, (ii) not as compensation for any investment banking service or as investment shares, and (iii) without any agreement or understanding with any person to distribute them. The registration rights agreement requires each selling securityholder, to the extent it is a broker-dealer or an affiliate of a broker-dealer, to represent to us that it purchased our 2018 notes and/or our equity securities identified in the table above in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute such securities, in order to be included in the table of selling securityholders above.

Except as disclosed above, we are not aware that any of the selling securityholders listed above has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

To date, in connection with our schemes of arrangement, we have issued:

•	$264,458,500 in aggregate principal amount of 2018 notes on December 17, 2014 in partial settlement of claims under 2014 senior notes;

•	$2,723,800 in aggregate principal amount of 2018 notes on May 5, 2015 in partial settlement of ordinary claims under our schemes of arrangement;

•	$358,743,400 in aggregate principal amount of 2016 notes on December 17, 2014 in partial settlement of claims under LDK Silicon preferred shares; and

•	40,729,844 ordinary shares, including ADSs representing ordinary shares, on December 17, 2014 in partial settlement of claims under our schemes of arrangement, including ordinary shares as restricted or control securities.

In connection with the interest installments on the 2016 notes and 2018 notes due and payable on June 17, 2015 and pursuant to the 2018 indenture and the indenture governing the 2016 notes, we issued:

•	$7,251,841 in aggregate principal amount of 2018 notes as payment in kind for such interest installment on the 2018 notes;

•	$3,309,404 in aggregate principal amount of 2016 notes as payment in kind for such interest installment on the 2016 notes; and

•	49,440,197 of our ordinary shares as restricted securities as a result of conversion by holders of 2018 notes and 2016 notes with respect to our payment in kind for the interest installments on the 2018 notes and 2016 notes.

As we have disclosed, and subject to the conditions, under “Description of the Notes and ADSs” above, holders may convert their 2018 notes, including any interest payment in kind, into our ordinary shares at a conversion price equal to VWAP for the 20-trading-day period immediately prior to the relevant date of the conversion request or interest payment date, as the case may be. The VWAP for the 20-trading-day period immediately prior to the date of this prospectus is $0.0687. Such converted ordinary shares will be restricted securities as defined in Rule 144 under the Securities Act, and their resale to the public will be subject to registration under the Securities Act or pursuant to an exemption from such registration as permitted under the Securities Act.

TAXATION

The following summary of material Cayman Islands, Chinese and United States federal tax consequences of an investment in the 2018 notes is based upon laws, regulations and their interpretations in effect as of the date of this prospectus, all of which are subject to change from time to time. We have also provided a summary disclosure of material Cayman Islands, Chinese and United States federal tax consequences of an investment in our ordinary shares or ADSs in our most recent annual report on Form 20-F, including “Item 10. Additional Information — E. Taxation” in our 20-F for 2014, since the 2018 notes may be convertible into our ordinary shares or ADSs. These summaries do not deal with all possible tax consequences relating to an investment in the 2018 notes or ADSs representing our ordinary shares, such as the tax consequences under state, local and other tax laws.

We recommend that investors consult their own tax advisors or counsel, particularly with respect to their particular tax consequences from an investment in the 2018 notes, which may vary for investors in different tax situations.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

There is no income tax treaty or convention currently in effect between the United States and the Cayman Islands.

People’s Republic of China Taxation

Under the Chinese Enterprise Income Tax Law, or the Chinese EIT law, which took effect on January 1, 2008, enterprises established under the laws of non-Chinese jurisdictions but whose “de facto management body” is located in China are considered “resident enterprises” for Chinese tax purposes. Under the implementation regulations issued by the State Council relating to the Chinese EIT law, “de facto management bodies” is defined as the bodies that have material and overall management control over the business, personnel, accounts and properties of an enterprise. In 2009, the Chinese State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by Chinese enterprises or Chinese enterprise groups, not those controlled by Chinese individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a Chinese enterprise or a Chinese enterprise group will be regarded as a Chinese tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China. We hold our shareholders’ meetings and our board meetings both inside and outside mainland China, although we keep our register of shareholders outside mainland China. Most of our directors and members of our senior management are currently based inside mainland China and we keep our books of account inside mainland China. The Chinese tax authorities have not informed us that we are or are not a Chinese resident enterprise under the Chinese tax law, although we have all-along taken the position that we are not such a Chinese resident enterprise. If we are treated as a “resident enterprise” for Chinese tax purposes, we will be subject to Chinese income tax on our worldwide income at a uniform tax rate of 25%.

Although the 2018 notes and the 2018 indenture permit us to withhold from any payment we make in cash or in shares to holders of the 2018 notes for the Chinese tax law purposes, we are still discussing with the relevant Chinese tax authorities on our status and whether and to what extent we should so withhold. There is no certainty on this issue at this point. The Chinese EIT law provides that a withholding tax of 10% is normally applicable to dividends payable to non-Chinese investors who are “non-resident enterprises,” to the extent such dividends are derived from sources within China. We are a Cayman Islands holding company and substantially all of our income is derived from dividends we receive from our operating subsidiaries located in China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% income tax if we are considered a “non-resident enterprise” under the Chinese EIT law. If we are treated as a “resident enterprise” under the Chinese EIT law, however, dividends received from our Chinese subsidiaries may be excluded from our taxable income as the Chinese EIT law exempts dividend income between qualified “resident enterprises” from corporate income tax.

Under the implementation regulations issued by the State Council with respect to the EIT Law, if we are treated as a “resident enterprise” under the Chinese EIT law, gain from disposition of our ordinary shares or ADSs may be subject to 10% income tax for investors that are “non-resident enterprises” so long as (i) such “non-resident enterprise” investors do not have an establishment or place of business in China or (ii) despite the existence of such establishment or place of business in China, the relevant income is not effectively connected with such establishment or place of business in China. Non-resident individual investors may be subject to 20% income tax for gains from disposition of our ordinary shares or ADSs if we are treated as a “resident enterprise” under the Chinese EIT law.

We may be obligated to withhold Chinese income tax of up to 7% on payments of interest and certain other amounts on 2018 notes to investors that are Hong Kong residents, 10% on payments of interest and other amounts on 2018 notes to non-Chinese-enterprise investors that are also not Hong Kong resident enterprises, or 20% on payments of interest and certain other amounts on 2018 notes to investors who are non-Chinese individuals, unless there are tax treaties between China and those relevant jurisdictions that exempt or reduce any such withholding tax, as such interest and other payments may be regarded as being derived from sources within China. In addition, if we are treated as a “resident enterprise” for Chinese tax purposes, gain from disposition of 2018 notes by any non-Chinese-resident investors may be regarded as being derived from sources within China and accordingly be subject to a Chinese withholding tax at the rate of 10% in the case of non-Chinese-resident corporate investors or 20% in the case of non-Chinese-resident individual investors, subject to any different treatment that may be accorded by applicable tax treaties, such as the China-U.S. treaty on avoidance of double-taxation. These conclusions, however, are not entirely free from doubt and, in addition, it is possible that these rules may change in the future, possibly with retroactive effect.

Material U.S. Federal Income Tax Considerations

The following discussion of the material U.S. federal tax consequences to U.S. holders (defined below) of the acquisition, ownership and disposition of 2018 notes constitutes the opinion of Sidley Austin LLP. This summary applies only to U.S. holders that hold 2018 notes as capital assets. This discussion is based on the United States Internal Revenue Code, or the Code, current and proposed U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	certain financial institutions;

•	insurance companies;

•	broker dealers;

•	U.S. expatriates;

•	traders that elect to mark-to-market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding a 2018 note as part of a straddle, hedging, conversion or integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	persons that actually or constructively own 10% or more of our voting stock; or

•	persons holding 2018 notes through partnerships or other entities treated as partnerships for U.S. federal income tax purposes.

The discussion below of the U.S. federal income tax consequences to “U.S. holders” will apply if you are a beneficial owner of 2018 notes and you are, for U.S. federal income tax purposes,

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state in the United States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds 2018 notes, your tax treatment will depend on your status and the activities of the partnership. If you are a partner or a partnership holding 2018 notes, you should consult your own tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering a purchase of any 2018 notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the acquisition, ownership and disposition of the 2018 notes as well as ADSs or ordinary shares into which such 2018 notes may be converted, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Original Issue Discount

Because we, as issuer of the 2018 notes, cannot determine whether there is more than a remote likelihood that we would pay interest on the 2018 notes in kind, all interest payable on the 2018 notes (including interest payable in kind) will be treated as original issue discount (“OID”) for U.S. federal income tax purposes. A U.S. holder must include OID in income as ordinary interest for U.S. federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash or in-kind payments attributable to such income, regardless of such U.S. holder’s regular method of tax accounting. The amount of OID included in income by a U.S. holder of a 2018 note will equal the sum of the daily portions of OID with respect to such 2018 note for each day during the taxable year (or portion of the taxable year) on which such U.S. holder held such 2018 note. The “daily portion” of OID on any 2018 note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the 2018 notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period is equal to the difference between (i) the product of a 2018 note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of a 2018 note at the beginning of any accrual period is the sum of the issue price of such 2018 note plus the amount of OID allocable to all prior accrual periods minus the amount of any prior payments on such 2018 note that were not qualified stated interest payments. Under these rules, U.S. holders will have to include in income increasingly greater amounts of OID in successive accrual periods.

The determination of the issue price of the 2018 notes depends on whether the 2018 notes are considered publicly traded within the meaning of the OID rules. We believe that the 2018 notes are not publicly traded within the meaning of the OID rules, and accordingly, the issue price of the 2018 notes will equal their stated principal amount.

Treatment of Interest

Because the 2018 notes were not issued at a price that is less than their stated principal amount, a payment of interest in cash will be treated as a nontaxable return of a U.S. holder’s adjusted tax basis in a 2018 note, and a payment in kind will result in a deemed reissuance of the 2018 notes solely for purposes of determining inclusions of OID (as discussed above under “— Original Issue Discount” above) for an issue price equal to the note’s immediately previous adjusted issue price plus the scheduled amount of the interest payment. In addition, if a U.S. holder elects to receive ordinary shares or ADSs in lieu of a payment in kind, such U.S. holder will not be subject to tax on such receipt and will have a basis in such ordinary shares or ADSs equal to the amount of the cash interest payment that would otherwise have been paid.

Sale, Exchange, Redemption or Other Taxable Disposition of the 2018 Notes

Upon the sale, exchange, redemption or other taxable disposition of a 2018 note, a U.S. holder will recognize U.S. source gain or loss equal to the difference between the amount realized upon the disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the adjusted tax basis of the 2018 note. A U.S. holder’s adjusted tax basis in a 2018 note will be its issue price, increased by any OID included in income with respect to such 2018 note and decreased by the amount of any previously scheduled interest payments (whether paid in cash or ordinary shares or ADSs). Any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

As described in “— People’s Republic of China Taxation” above, in certain circumstances gain from the sale of 2018 notes may be subject to Chinese withholding tax. U.S. holders should consult their tax advisors regarding the creditability of any such tax.

Withholding Taxes

If Chinese withholding tax were to become payable on interest on a 2018 note, a U.S. holder would be required to include in income any deductions for withholding taxes and any additional amounts paid. As a result, a U.S. holder would be required to include a greater amount in income than the actual cash it receives. A U.S. holder may be entitled to deduct or credit foreign tax withheld, subject to applicable limitations. For U.S. foreign tax credit purposes, interest income on a 2018 note will constitute foreign source income and be “passive category income” or, in certain cases, “general category income.” The rules governing the U.S. foreign tax credit are complex and you are urged to consult your tax advisors regarding the availability of the credit under your particular circumstances.

Conversion into Ordinary Shares or ADSs

A U.S. holder should not recognize any income, gain or loss upon conversion of 2018 notes into ordinary shares or ADSs, except with respect to cash received in lieu of fractional shares. The U.S. holder’s tax basis in the ordinary shares or ADSs received on conversion should be the same as the U.S. holder’s adjusted tax basis in the 2018 notes exchanged therefor at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the ordinary shares or ADSs received on conversion should include the holding period of the 2018 notes that were converted. Cash received in lieu of a fractional ordinary share or ADS upon conversion of the 2018 notes into ordinary shares or ADSs will be treated as a payment in exchange for the fractional ordinary share or ADS. Accordingly, the receipt of cash in lieu of a fractional ordinary share or ADS will result in capital gain or loss measured by the difference between the cash received for the fractional ordinary share or ADS and the U.S. holder’s adjusted tax basis in the fractional ordinary share or ADS. The gain or loss recognized by a U.S. holder with respect to cash received in lieu of a fractional ordinary share or ADS upon conversion of the 2018 notes into ordinary shares or ADSs will be long-term capital gain or loss if the U.S. holder held the 2018 notes for more than one year at the time of such conversion.

We have provided a summary disclosure of certain United States federal tax consequences of an investment in our ordinary shares or ADSs in our most recent annual report on Form 20-F, including “Item 10. Additional Information — E. Taxation — Certain United States Federal Income Taxation Considerations” in our 20-F for 2014, as the 2018 notes may be convertible into our ordinary shares or ADSs.

Information Reporting and Backup Withholding

Information reporting requirements will apply to certain payments of principal and interest paid on the 2018 notes and to the proceeds of the sale or other disposition of a 2018 note paid to a U.S. holder, unless such U.S. holder is an exempt recipient that, when required, demonstrates this fact. Backup withholding might apply to such payments if the U.S. holder fails to provide a taxpayer identification number or otherwise fails to comply with applicable certification requirements. Certain U.S. holders who are individuals and who do not hold 2018 notes through U.S. financial institutions (within the meaning of section 6038D of the Code) are required to report information relating to an interest in such 2018 notes, subject to certain exceptions. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are an exempted limited liability company incorporated and existing under the laws of the Cayman Islands. With a holding company structure, we conduct substantially all of our operations in China through our operating subsidiaries. Most of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon our directors and officers, or to enforce against us or against our directors and officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have appointed Law Debenture Corporate Services Inc. at 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York. We have also appointed Law Debenture Corporate Services Inc. as our New York process agent under the 2018 indenture and the registration rights agreement.

Campbells, our special legal counsel as to Cayman Islands law, and Grandall Law Firm (Shanghai), our special legal counsel as to mainland Chinese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or China, respectively, would

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the Cayman Islands or China, respectively, against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Campbells has further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S. However, the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that such judgment:

•	is given by a foreign court of competent jurisdiction with proper jurisdiction over the parties subject to such judgment;

•	was not obtained in a manner and is not of a kind the enforcement of which contravenes the rules of natural justice of the Cayman Islands or would not be contrary to the public policy of the Cayman Islands;

•	was not obtained by fraud;

•	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and

•	there is due compliance with the correct procedures under the laws of the Cayman Islands.

Grandall Law Firm (Shanghai) has advised us that the Chinese Civil Procedures Law contains provisions relating to recognition and enforcement of foreign judgments. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedures Law based either on treaties between China and the foreign jurisdiction where the judgment is made or on reciprocity between China and such other jurisdiction. There is, however, no such treaty between China and the United States or between China and the Cayman Islands.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Sidley Austin LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Campbells, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to Chinese law will be passed upon for us by Grandall Law Firm (Shanghai), our counsel as to mainland Chinese law. Sidley Austin LLP may rely upon Campbells with respect to matters governed by Cayman Islands law and upon Grandall Law Firm (Shanghai) with respect to matters governed by Chinese law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of LDK Solar CO., Ltd. as of December 31, 2013 and 2014 and for each of the years in the three year period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement, in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The offices of KPMG are located at the 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong.

The audit report covering the December 31, 2014 consolidated financial statements contains an explanatory paragraph that states we have suffered recurring losses from operations, and have a working capital deficit and a net capital deficit, that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2014 expresses an opinion that we did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to insufficient accounting personnel with appropriate knowledge and experience in U.S. GAAP and reconciliation of intercompany transactions have been identified and included in management’s assessment.

The statements with respect to our corporate structure, risks relating to our company and our industry, risks relating to business operations in China, operating and financial review and prospects, business overview, including Chinese government regulations incorporated in this prospectus and the registration statement, of which this prospectus forms a part, by reference to our annual report on Form 20-F for the year ended December 31, 2014 and the statements included in this prospectus under section entitled “Enforceability of Civil Liabilities,” to the extent they constitute matters of Chinese law, have been reviewed and confirmed by Grandall Law Firm (Shanghai), our Chinese counsel, as experts in such matters, and are so incorporated by reference or included in this prospectus in reliance upon such review and confirmation. The offices of Grandall Law Firm (Shanghai) are located at 23-25/F, Garden Square, 968 West Beijing Road, Shanghai 200041, China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F, and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.ldksolar.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

PART II

Information Not Required in Prospectus

Item 8.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime.

Article 167 of our articles of association, as amended, provides that we may indemnify our directors, secretary, officers, liquidator and trustees (if any) acting in relation to any of our affairs against all actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a fraudulent or dishonest manner or defaulted in any action against them.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the provisions contained in our fourth amended and restated memorandum and articles of association, the Cayman Islands law or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable as a matter of United States law.

Item 9.	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) will be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act will be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date will be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing a registration statement on Form F-3 and have duly caused this Amendment No. 1 to our registration statement on Form F-3 to be signed on our behalf by the undersigned, thereunto duly authorized, in Xinyu City, Jiangxi Province, People’s Republic of China, on August 28, 2015.

LDK SOLAR CO., LTD.

By:	/s/ Xingxue Tong
Name:	Xingxue Tong
Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to our registration statement on Form F-3 has also been signed by the following persons in the capacities indicated on August 28, 2015:

Signature	Title(s)

/s/ Zhibin Liu	Chairman & Non-executive Director
Zhibin Liu

/s/ Yunsong Ao	Director & Executive Vice President
Yunsong Ao

/s/ Yan Xiong	Director & Executive Vice President
Yan Xiong

/s/ Xingxue Tong as attorney-in-fact	Independent Director
Maurice Wai-fung Ngai

/s/ Xingxue Tong as attorney-in-fact	Independent Director
Ceng Wang

/s/ Xingxue Tong as attorney-in-fact	Independent Director
Junwu Liang

/s/ Xingxue Tong as attorney-in-fact	Independent Director
Shi-an Wu

/s/ Xingxue Tong	President & Chief Executive Officer
Xingxue Tong

/s/ Jack Kun-Shen Lai	Executive Vice President,
Jack Kun-Shen Lai	Chief Financial Officer & Representative in the United States

/s/ Le Yu	Financial Controller
Le Yu

Exhibit Index

Exhibit Number	Description

4.1	Specimen ordinary share certificate representing the registrant’s ordinary shares, incorporated herein by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form F-1, as amended, filed with the SEC (File No. 333-142881) on May 14, 2007.

4.2	Specimen American depositary receipt representing the registrant’s ADSs, incorporated herein by reference to Exhibit 99(a)(2) to the registrant’s Registration Statement on Form F-6 filed with the SEC (File No. 333-171862) on January 25, 2011.

4.3	Amended and Restated Deposit Agreement, dated as of December 16, 2014, incorporated herein by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 filed with the SEC (File No. 333-171862) on December 16, 2014.

4.4	The indenture, dated as of December 10, 2014, by and among LDK Solar CO., Ltd. (in provisional liquidation), as issuer, The Bank of New York Mello, London Branch, as trustee, paying agent and as conversion agent, and The Bank of New York Mellon (Luxembourg) S.A., as transfer agent and as registrar relating to the registrant’s 5.535% Convertible Senior Notes due 2018, incorporated by reference to Exhibit T3C to the registrant’s Application for Qualification of Indentures under the Trust Indenture Act of 1939 on Form T-3, as amended (File Number: 022-29004).

4.4.1	Form of 5.535% Convertible Senior Notes due 2018 (attached to the indenture under Exhibit 4.5).

4.5	Form of Registration Rights Agreement relating to the registrant’s schemes of arrangement, incorporated by reference to Exhibit 4.13 to the registrant’s annual report for the year ended December 31, 2013 on Form 20-F filed with the SEC (File Number: 001-33464) on November 15, 2014.

5.1	Opinion of Campbells on the validity of the ordinary shares issuable upon conversion of the 2018 notes being registered.

5.2	Opinion of Sidley Austin LLP regarding the validity of the 2018 notes being registered.

8.1	Opinion of Sidley Austin LLP regarding certain U.S. tax matters.

8.2	Opinion of Grandall Law Firm (Shanghai) regarding certain mainland Chinese tax matters.

8.3	Opinion of Campbells regarding certain Cayman Islands tax matters (included in Exhibit 5.1).

23.1	Consent of KPMG.

23.2	Consent of Campbells (included in Exhibit 5.1).

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.2).

23.3	Consent of Grandall Law Firm (Shanghai) ( included in Exhibit 8.2).

24.1*	Power of attorney.

25.1*	Statement of eligibility of trustee on Form T-1 relating to the 2018 notes.

*	Previously filed.

II-4